Exhibit 2.1

OSUR/DECHERT LLP COMMENTS

July 22, 2011

SUPPORT AGREEMENT

DATED

JULY 25, 2011

AMONG

ORASURE TECHNOLOGIES, INC.

AND

7924569 CANADA INC.

AND

DNA GENOTEK INC.

AND

1548674 ONTARIO INC.

AND

THE CHAIM AND SHIRLEY BIRNBOIM FAMILY TRUST AND HYMAN CHAIM BIRNBOIM

AND

ROY BIRNBOIM, GEORGE ANGUS, AND NAOMI MORISAWA DE KOVEN

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT dated July —, 2011, is entered into by and among ORASURE TECHNOLOGIES, INC., a corporation incorporated under the laws of the State of Delaware, United States of America (“Purchaser Parent Co.”), 7924569 CANADA INC., a corporation incorporated under the laws of Canada (the “Offeror”), DNA GENOTEK INC., a corporation incorporated under the laws of Canada (the “Company”), 1548674 ONTARIO INC., a corporation incorporated under the laws of Ontario (the “Principal Shareholder”), The Chaim and Shirley Birnboim Family Trust and Hyman Chaim Birnboim (the “Birnboim Shareholders”), and Roy Birnboim, George Angus, and Naomi Morisawa De Koven, solely in their capacities as agents for the Shareholders and Option holders (collectively, the “Shareholders’ Agents”).

RECITALS

A. The Offeror has proposed to make the offer, more particularly described in Section 2.1 of, and Schedule A to, this Agreement, (i) to the Shareholders of the Company, to acquire all of the issued and outstanding Class “A” common shares of the Company, including any Class “A” common shares issued in connection with the Principal Shareholder Transaction described in Section 7.14(c) of this Agreement, and any such shares subsequently issued prior to the expiry of the Share Offer pursuant to the exercise of vested Stock Options of the Company, and (ii) to the Option holders, to buy out all unexercised Stock Options outstanding at the Effective Time, in each case, if and only if the Company enters into this Agreement. The aggregate offer price for all such Class “A” common shares of the Company and all such Stock Options of the Company shall be in the amount of $50,000,000.00 (the “Offer Price”).

B. As an inducement to the Offeror and Purchaser Parent Co. to enter into this Agreement, concurrently with the execution hereof, certain Shareholders have executed and delivered to the Offeror share purchase agreements pursuant to which such Shareholders have agreed to tender their Class “A” common shares of the Company in the Share Offer.

C. The Boards of Directors of the Offeror and Purchaser Parent Co. have approved this Agreement and the transactions contemplated hereby.

D. The Boards of Directors of the Company and the Principal Shareholder have approved this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser Parent Co., the Offeror, the Company, the Principal Shareholder, the Birnboim Shareholders, and the Shareholders’ Agents hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Accounting Principles” has the meaning ascribed thereto in Section 2.1(b) of this Agreement;

“Accounts Receivable” means the aggregate sum of all accounts receivable and other amounts due, owing or accruing to the Company in connection with its Business, net of an allowance for doubtful accounts calculated in accordance with GAAP;

“Acquisition Proposal” has the meaning ascribed thereto in Section 7.12(a) of this Agreement;

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, where the term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other ownership interests (by contract or otherwise);

“Agreement” means this agreement and all the Schedules attached hereto, as amended from time to time;

“Alternative Transaction” has the meaning ascribed thereto in Section 7.14(b) of this Agreement;

“Amending Agreement” means the Amending Agreement dated as of July 15, 2011, between the Company and The Toronto-Dominion Bank;

“Annual Financial Statements” means the audited balance sheets of the Company as of December 31, 2010, December 31, 2009 and December 31, 2008 and the related audited statements of earnings and retained earnings and cash flows of the Company for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, together with the notes thereto and the independent auditor’s report thereon;

“Applicable Laws” means all Canadian and foreign federal, provincial, state, municipal and local statutes, laws (including common law), by-laws, regulations, enactments, directives, rules and ordinances and all injunctions, decisions, directives, judgments and Orders of any Governmental Authority having jurisdiction in respect of a particular matter, and all amendments, modifications and supplements thereto, at any time and from time to time in force;

“Balance Sheet Dispute” has the meaning ascribed thereto in Section 2.1(c) of this Agreement;

“Balance Sheet Dispute Notice” has the meaning ascribed thereto in Section 2.1(c) of this Agreement;

“Birnboim Shareholders” means each of the Chaim and Shirley Birnboim Family Trust and Hyman Chaim Birnboim, as shareholders of 1548674 Ontario Inc.

“Birnboim Shares” means the class “A” special shares and the common shares in the capital of the Principal Shareholder;

“Business” means the development, production, marketing and sale of nucleic acid (DNA and RNA) sample collection, stabilization and preparation products, and any other business or operations conducted by the Company, including with respect to any Company Intellectual Property;

“Business Day” means a day, other than a Saturday or Sunday or other day on which commercial banks in Ottawa, Ontario are required by Applicable Law to close;

“CBCA” means the Canada Business Corporations Act, as amended from time to time;

“Claim Notice” has the meaning ascribed thereto in Section 9.6 of this Agreement;

“Class A Shares” means the Class “A” common shares in the capital of the Company;

“Closing Date” has the meaning ascribed thereto in Section 7.6;

“Closing Date Balance Sheet” has the meaning ascribed thereto in Section 2.1(c) of this Agreement;

“Closing Date Distributions” has the meaning ascribed thereto in Section 7.2;

“Company” means DNA Genotek Inc., a corporation incorporated under the laws of Canada;

“Company Expenses” means (i) the fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, plus (ii) any compensation payable (whether by the Company on its own behalf or on behalf of the Former Company Shareholders) to the Shareholders’ Agents as compensation for their services and any advance cash payments for disbursements that may be incurred by the Shareholders’ Agents and any Taxes related thereto, plus (iii) the aggregate amount of all sale, retention or similar bonus or change-of-control or other payments to current directors, officers and employees payable by the Company in connection with the consummation of the transactions contemplated hereby and any Taxes of the Company related thereto, in all cases to the extent unpaid at or immediately prior to the Closing Date.

“Company Intellectual Property” means all Intellectual Property owned by the Company;

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended from time to time.

“Contract” means any agreement, understanding, arrangement, indenture, contract, lease, mortgage, deed of trust, licence, option, warrant, loan, note, debenture, bond, instrument or other commitment, whether written or oral;

“Current Assets” means the aggregate sum of all of the Company’s cash and cash equivalents, Accounts Receivable, refundable investment tax credits, income and harmonized sales tax recovery payments, inventories and Prepaid Amounts, excluding the amount of the Specified Account Receivable;

“Current Liabilities” means the aggregate sum of all of the Company’s trade accounts payable due, owing or accruing, all other amounts owed by the Company that are payable within one year of the Closing Date, Company Expenses (to the extent not paid on or prior to the Closing Date), deferred revenue, and all of the Company’s liabilities for Taxes, including all Taxes that the

Company was required to withhold and remit to an applicable Governmental Authority in respect of any period ending on or prior to the Closing Date which have not been remitted, but to avoid double counting, excluding Debt;

“Damages” has the meaning ascribed thereto in Section 9.2(a) of this Agreement;

“Debt” means (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all Debt of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company, (h) all Debt of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company, even though such Person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (h) above; provided that, for the avoidance of doubt, the Company’s obligation to maintain a minimum cash balance in the amount of $800,000 with The Toronto-Dominion Bank under the Amending Agreement shall not be considered Debt for purposes of this Agreement.

“Dispute Notice” has the meaning ascribed thereto in Section 9.6 of this Agreement;

“Drag-Along Rights” means the drag-along rights provided for in Section 4.08 of the Shareholders’ Agreement;

“Effective Time” means the time at which the Offeror takes up the Shares deposited under the Share Offer;

“Employee Plans” means all employee benefit plans and all bonus, profit sharing, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, pension, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other employment-related contracts or agreements to which the Company is a party, with respect to which the Company has any obligations which are material in amount or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, deed of trust, title retention agreement, security interest of any nature, adverse claim, restriction (including on use or alienation), sublease, declaration, condition, covenant, destruction, right-of-way, encroachment, title defect, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, first refusal or first offer, privilege, obligation to assign, license or sub-license, or other third-party (or governmental) right, in each case, of any kind, or any Contract to create any of the foregoing;

“Environmental Laws” means all Applicable Laws which relate to (i) pollution or protection of human health or the environment or occupational health and safety or (ii) the manufacture, generation, storage, use, handling, disposal, discharge, release, clean-up, remediation, or transportation of or exposure to Hazardous Materials;

“Escrow Agent” shall mean a Person appointed as escrow agent pursuant to the Escrow Agreement, who will be mutually acceptable to the Offeror and the Company;

“Escrow Agreement” means the agreement among the Offeror, Shareholders’ Agents and the Escrow Agent substantially in the form attached to this Agreement as Schedule C;

“Escrow Funds” means $5,000,000.00, deposited in escrow with the Escrow Agent at the Closing Date in accordance with this Agreement, the Share Offer and the Escrow Agreement, together with any interest thereon;

“Estimated Debt” means the Debt of the Company, if any, estimated as at the close of business on the day immediately prior to the Closing Date;

“Estimated Debt Statement” means an unaudited statement which shall set forth a detailed calculation (including reasonable supporting detail) of the Estimated Debt;

“Extended Claim Amount” has the meaning ascribed thereto in Section 9.10(b);

“Extended Termination Date” has the meaning ascribed thereto in Section 9.1 of this Agreement;

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements;

“Former Company Shareholders” means all Shareholders of the Company who tender, or are required to tender, their shares pursuant to the Share Offer, all shareholders of the Principal Shareholder and all holders of unexercised Stock Options immediately prior to the Effective Time;

“Fundamental Representations” has the meaning ascribed thereto in Section 9.1 of this Agreement;

“GAAP” has the meaning ascribed thereto in Section 1.5 of this Agreement;

“General Termination Date” has the meaning ascribed thereto in Section 9.1 of this Agreement;

“Governmental Authority” means: (i) any international, national, federal, state, provincial, territorial, county, municipal, district or local government, or public department or agency, commission, ministry, office, court, tribunal, arbitral body, board or bureau, whether domestic or foreign; (ii) any political subdivision, agent, commission, board or authority of any of the foregoing; and (iii) any quasi-governmental or private body (including any self-regulatory organization or authority or stock exchange) exercising regulatory, expropriation, taxing or similar authority under or for the account of any of the foregoing;

“Hazardous Materials” means all explosive or regulated radioactive materials or substances, biological hazards, genotoxic or mutagenic hazards, hazardous or toxic substances, medical wastes or other wastes, chemicals, petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law;

“Indemnified Party” has the meaning ascribed thereto in Section 9.6 of this Agreement;

“Intellectual Property” means industrial and intellectual property, wherever recognized in the world, including all:

(a)	trade secrets, confidential information and confidential know-how, including all unpatented inventions, formulae, processes, technology, inventor’s notes, research designs, prototypes, drawings, and design and construction specifications;

(b)	copyrights, whether in published or unpublished works, including all copyrights in software and databases, and all moral rights or rights of attribution associated therewith;

(c)	industrial designs, design patents and other designs;

(d)	patents;

(e)	trade-marks and service-marks including both registered and unregistered trade-marks, service-marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, and any other source of business identifiers, and all the goodwill associated with the foregoing;

and, as applicable, all registrations, grants, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information and documentation relating to the foregoing;

“Interim Financial Statements” means the unaudited balance sheet of the Company as of June 30, 2011 and the related unaudited statements of earnings and retained earnings and cash flows of the Company for the six month period ended June 30, 2011, together with the notes thereto, if any;

“Interim Period” means the period from the date of this Agreement to the Closing Date;

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28, as amended from time to time;

“Leased Property” has the meaning ascribed thereto in Section 5.24(b) of this Agreement;

“Licences” has the meaning ascribed thereto in Section 5.28 of this Agreement;

“Licensed Intellectual Property” has the meaning ascribed thereto in Section 5.25(b) of this Agreement;

“Management Shareholders” has the meaning ascribed thereto in Section 1.4 of this Agreement;

“Material Adverse Effect” means any effect, change, event, occurrence or circumstance that, individually or in the aggregate, has or results in, or would reasonably be expected to have or result in, a material adverse effect on the property, assets, liabilities, financial condition, results of operation, or Business of the Company taken as a whole or on the ability of Purchaser Parent Co. and the Offeror to operate or conduct the Business of the Company after the Effective Time in the same manner as it was operated or conducted immediately prior to the date of this Agreement, and does not include any adverse effect, change, event, occurrence or circumstance occurring after the date of this Agreement to the extent resulting from:

(a)	changes in applicable accounting rules or principles, including changes in GAAP;

(b)	changes in Applicable Laws;

(c)	changes in political conditions, including the outbreak of war or acts of terrorism;

(d)	changes in general economic, business, regulatory, national or global market conditions;

(e)	changes to the industry in which the Company operates, taken as a whole; or

(f)	any action taken by the Company which is required pursuant to this Agreement, including any public announcement of this Agreement and the transactions contemplated hereby;

provided, however, that none of clauses (a), (b), (c), (d) and (e) above shall include any effect, change, event, occurrence or circumstance that has, or would reasonably be expected to have, a materially disproportionate effect on the Company relative to comparable Persons operating in the industry in which the Company operates.

“Material Contracts” means any Contract other than a Routine Contract;

“Net Positive Purchase Price Adjustment Amount” has the meaning ascribed thereto in Section 2.1(e)(ii)(A);

“Net Negative Purchase Price Adjustment Amount” has the meaning ascribed thereto in Section 2.1(e)(ii)(B);

“Net Working Capital” means the net of Current Assets minus Current Liabilities;

“Non-Arm’s Length Parties” has the meaning ascribed thereto in Section 5.22 of this Agreement;

“Offer Documents” has the meaning ascribed thereto in Section 2.3 of this Agreement;

“Offer Price” has the meaning ascribed thereto in recital A of this Agreement;

“Offeror” means 7924569 Canada Inc., a corporation incorporated under the laws of Canada;

“Option holders” means the holders of unexercised Stock Options which are outstanding immediately prior to the Effective Time;

“Option Payment” has the meaning ascribed thereto in Section 2.2 of this Agreement;

“Order” means any judgment, direction, decree, determination, award, writ, stipulation, Proceeding, injunction, settlement or order by or before any Governmental Authority;

“Outside Date” means December 31, 2011, which date shall automatically be extended for a period of 45 days thereafter in the event that an Alternative Transaction is undertaken pursuant to Section 7.14.

“Permits” means any licences, Orders, permits, registrations, franchises, certificates, variance, exemptions, declarations and other consents, authorizations or approvals of or with any applicable Governmental Authorities;

“Person” includes an individual, partnership, limited partnership, joint venture, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority and every other legal or business entity whatsoever;

“Pre-Closing Tax Liability” means any liability for Taxes of the Company for any Tax period (or portion thereof) ending on or before the Closing Date, but only to the extent such Taxes either (a) were not included in the Closing Date Balance Sheet or (b) if included in the Closing Date Balance Sheet, did not result (solely as a result of its or their inclusion) in an incremental price reduction pursuant to Section 2.1(e);

“Prepaid Amounts” means the aggregate sum of all prepaid expenses, and deposits relating to the Company’s Business, including all prepaid charges for or purchases of water, gas, oil, hydro and other utilities, and all prepaid lease payments;

“Principal Shareholder” means 1548674 Ontario Inc., a corporation incorporated under the laws of Ontario;

“Principal Shareholder Transaction” has the meaning ascribed thereto in 7.14(c) of this Agreement;

“Proceeding” means any action, claim, charge, suit, arbitration, litigation, investigation or other proceeding by or before a Governmental Authority;

“Purchaser Indemnitees” has the meaning ascribed thereto in Section 9.2(a) of this Agreement;

“Purchaser Parent Co.” means OraSure Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, United States of America;

“Regulatory Approvals” has the meaning ascribed thereto in Section 7.5 of this Agreement;

“Releasees” has the meaning ascribed thereto in Section 7.16(a) of this Agreement;

“Releasors” has the meaning ascribed thereto in Section 7.16(a) of this Agreement;

“Responsible Party” has the meaning ascribed thereto in Section 9.6 of this Agreement;

“Returns” means all returns, declarations, elections, filings, reports, claims for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Routine Contract” means a Contract (i) relating to office supplies; (ii) relating to maintenance services for office equipment (e.g. photocopiers); or (iii) for the acquisition of goods and services not relating to Intellectual Property (other than mass produced, commercially available software), in each case that requires the payment by the Company of amounts less than $25,000 per year per Contract (provided that a series of Contracts for the acquisition of similar goods and services that require the payment by the Company of amounts in the aggregate greater than $25,000 per year shall not be Routine Contracts);

“Securities Laws” means all Canadian and foreign federal, provincial and state Applicable Laws relating to securities;

“Seller Indemnitees” has the meaning ascribed thereto in Section 9.2(b) of this Agreement;

“Selling Shareholders” has the meaning ascribed thereto in Section 3.2 of this Agreement;

“Share(s)” means the outstanding Class A Shares;

“Share Offer” has the meaning ascribed thereto in Section 2.1(a) of this Agreement;

“Shareholders” means the holders of record of the Shares on the date of mailing of the Share Offer;

“Shareholders’ Agents” means Roy Birnboim, George Angus, and Naomi Morisawa De Koven, or such other Persons that may be appointed prior to the Effective Time;

“ Shareholders’ Agreement” means the unanimous shareholders agreement dated June 23, 2005, executed among the Company and each of its Shareholders, including all subsequent joinder or adhesion agreements thereto;

“Solicitation Confidentiality Agreements” has the meaning ascribed thereto in Section 7.13 of this Agreement;

“Specified Account Receivable” has the meaning ascribed thereto in Section 9.3(b) of this Agreement;

“SR&ED” has the meaning ascribed thereto in Section 5.18(i) of this Agreement;

“Stock Option Plan” means the employee stock option plan of the Company dated June 23, 2005;

“Stock Options” means options to purchase Class A Shares granted to eligible participants under the Stock Option Plan;

“Subsidiary(ies)” has the meaning ascribed thereto under the CBCA;

“Target Net Working Capital” means $2,000,000.00;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Taxes” means all federal, provincial or local income, gross receipts, licence, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, import and export, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, goods and services, use, transfer, registration, value added, alternative or add-on minimum tax, payroll, health, all surtaxes and Canada and other government pension plan premiums, other tax or governmental charge or assessment of any kind whatsoever imposed or required to be collected by any Governmental Authority, whether disputed or not, and Taxes shall include any interest, penalty, fine, addition to a Tax or other additional amounts imposed by any Governmental Authority on or in respect of a Tax; and

“Third-Party Claim” has the meaning ascribed thereto in Section 9.12 of this Agreement.

1.2	CURRENCY

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.3	SECTIONS AND HEADINGS

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection, clause or a Schedule refers to the specified section, subsection or clause of or Schedule to this Agreement.

1.4	INTERPRETATION

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders. Wherever the terms “include”, “includes” or “including” are found in this Agreement, they shall be deemed to be followed by the words “without limitation”. Except as set out herein, the phrase “to the knowledge of”, with respect to the Company, means the actual knowledge after reasonable inquiry and the knowledge that a prudent Person holding the position or positions at the Company would reasonably be expected to acquire in the course of performing the duties contemplated by such position or positions in a customary manner, without personal liability, of Ian Curry, Pat Walsh, Chaim Birnboim, Roy Sunstrum, Brian Smith, Cindy MacCullough and Chantal Hemens-Davis (collectively, the “Management Shareholders”). References herein to “material”, “materiality”, “materially affecting”, and similar references shall be interpreted based on what is material to the Business taken as a whole. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement. The use of the term “ordinary course of business” shall in all cases herein mean “in the ordinary course of business consistent with past practice.”

1.5	ACCOUNTING PRINCIPLES

Whenever in this Agreement reference is made to generally accepted accounting principles, or to GAAP, such reference shall be deemed to be to the generally accepted accounting principles (including changes to the Accounting Standards for Private Enterprises adopted in 2011) from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity thereto, applicable as at the date on which such principles were or are to be applied or on which any calculation or determination was or is required to be made in accordance with generally accepted accounting principles.

1.6	ENTIRE AGREEMENT

This Agreement, together with all instruments, documents, certificates and agreements specifically contemplated herein or entered into or delivered in connection with the transactions contemplated hereby, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	TIME OF ESSENCE

Time shall be of the essence of this Agreement.

1.8	APPLICABLE LAWS

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein and, subject to the provisions of Section 9.8, each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

1.9	SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.10	SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties and any attempted assignment of this Agreement or any such rights or obligations in violation of this Section 1.10 shall be null and void; provided that the Offeror and Purchaser Parent Co. may assign any or all of their respective rights and obligations under this Agreement to one or more Affiliates of Purchaser Parent Co., but no such assignment shall release the Offeror and Purchaser Parent Co. from any liability or obligation hereunder.

1.11	AMENDMENT AND WAIVERS

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.12	BUSINESS DAY

Any action or payment required or permitted to be taken or made hereunder or under any closing document on a day that is not a Business Day may be taken or made on the next succeeding Business Day.

1.13	SCHEDULES

The following Schedules are attached to and form part of this Agreement:

Schedule A	Terms of Offer
Schedule B	Form of Escrow Agreement
Schedule 2.4(e)	Third-Party Consents
Schedule 5.2	Authorized and Issued Capital of Company
Schedule 5.3	Options to Purchase Shares
Schedule 5.8	Financial Information
Schedule 5.9	Conduct of Business
Schedule 5.10	Licenses and Permits
Schedule 5.11	Compliance with Environmental Laws
Schedule 5.12	Insurance
Schedule 5.13	Litigation
Schedule 5.14	Employees
Schedule 5.15	Employee Accruals
Schedule 5.17	Employee Plans
Schedule 5.18	Taxes
Schedule 5.19	Accounts and Attorneys
Schedule 5.20	Directors and Officers
Schedule 5.21	Dividends
Schedule 5.22	Non-arm’s Length Transactions
Schedule 5.23	Unusual Changes or Events
Schedule 5.24	Title to Properties; Absence of Liens and Encumbrances
Schedule 5.25	Intellectual Property
Schedule 5.26	Proprietary Information and Invention Agreement Matters
Schedule 5.27	Agreements and Commitments
Schedule 5.28	Compliance with Laws; Licences
Schedule 5.29	Consents and Approvals
Schedule 5.31	No Conflict of Interest
Schedule 5.35	Customers and Suppliers
Schedule 6.2	Authorized and Issued Capital of Principal Shareholder
Schedule 9.10	Distribution Upon Termination of Escrow Period

ARTICLE 2

THE OFFER

2.1	COVENANTS

(a)	Timing – Forthwith after the execution of this Agreement, the Offeror shall make an offer (together with any amendments thereto or extensions thereof, the “Share

Offer”) on the terms summarized in Schedule A hereto for 100% of the Company’s issued and outstanding Class A Shares, including the Class A Shares issued in connection with the Principal Shareholder Transaction described in Section 7.14(c) of this Agreement, and any Class A Shares which may become issued and outstanding prior to the expiry of the Share Offer pursuant to the exercise of currently outstanding Stock Options, for consideration consisting of $1.6553 cash per Class A Share, for an aggregate of $45,690,536 for all Class A Shares issued and outstanding as of the date hereof, subject to adjustment in accordance with Section 2.1(e), provided that ten percent (10%) of the cash payment due to each Shareholder shall be deposited by the Offeror in the Escrow Fund in accordance with Section 9.3 of this Agreement.

(b)	Estimated Debt Statement – The Company shall deliver to the Offeror an Estimated Debt Statement on or before the fifth (5th) Business Day immediately prior to the Closing Date. The Estimated Debt Statement will be prepared in good faith in accordance with GAAP applied in a manner consistent with and using the same accounting principles, practices, methodologies, procedures and policies, with consistent classifications, judgments and estimation methodologies used by the Company in the preparation of the Financial Statements (the “Accounting Principles”), and shall be subject to the review and reasonable approval of the Offeror (it being understood and agreed that any failure of the Offeror to dispute any item or aspect of the Estimated Debt Statement shall not preclude the Offeror from exercising any other rights with respect to any aspects of any adjustments under this Agreement).

(c)

Closing Date Balance Sheet – Not later than 45 Business Days after the Closing Date, the Offeror will prepare and deliver or cause to be prepared and delivered to the Shareholders’ Agents a balance sheet of the Company as at the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet will include final calculations of the Current Assets, Current Liabilities, Net Working Capital and Debt. The Accounting Principles used to prepare the Estimated Debt Statement shall be consistently applied in the preparation of the Closing Date Balance Sheet. The Shareholders’ Agents may notify the Offeror that they accept or dispute the Closing Date Balance Sheet at any time within 20 Business Days after receiving it, but the Shareholders’ Agents will be deemed to have accepted the Closing Date Balance Sheet on the 21st Business Day after receipt unless the Shareholders’ Agents deliver a written notice (the “Balance Sheet Dispute Notice”) to the Offeror of a dispute (a “Balance Sheet Dispute”) on a Business Day prior to that 21st Business Day. On the date of the Shareholders’ Agents deemed acceptance, or any earlier date upon which the Offeror receives notice of the Shareholders’ Agents acceptance, the Closing Date Balance Sheet will be conclusive and binding on the Offeror and the Former Company Shareholders.

(d)

Disputes – The Balance Sheet Dispute Notice must set out, with reasonable specificity, the reasons for the Balance Sheet Dispute, the amount in dispute, and reasonable details of the calculation of those amounts. The Offeror and the Shareholders’ Agents will attempt, in good faith, to resolve the Balance Sheet Dispute within 10 Business Days after the Offeror’s receipt of the Balance Sheet Dispute Notice. Any Balance Sheet Dispute not resolved by the Offeror and the Shareholders’ Agents within that period will be submitted to a senior partner of the accounting firm of PricewaterhouseCoopers LLP in Canada (or, in the event that PricewaterhouseCoopers LLP is unable or unwilling to act in such capacity, to a senior partner of another accounting firm mutually agreed to by the Offeror and the Shareholders’ Agents), whose fees and expenses will be assessed to each party (but in the case of assessment of fees and expenses to the Shareholders’ Agents, paid for from the Escrow Fund) in the same proportion as the aggregate dollar amount of the Balance Sheet Dispute that is unsuccessfully disputed by such party (as finally determined by such accounting firm) bears to the aggregate dollar amount of the entire Balance Sheet Dispute submitted to such accounting firm, and who will render a determination regarding the Balance Sheet Dispute acting as an expert, and not an arbitrator, within 45 Business Days after referral of the Balance Sheet Dispute to such accounting firm, which determination shall be in accordance with the terms of this Agreement and in writing and shall set forth, in reasonable detail, the basis therefor. The determination of such accounting firm regarding the Balance Sheet Dispute will, absent manifest error, be final and binding upon the Offeror and the Former Company Shareholders, with no right of appeal or judicial review on any grounds.

(e)	Determination of Purchase Price

(i)	The amount of the Offer Price paid on the Closing Date will be decreased by the amount of Estimated Debt, if any, and the Offer Price on a per share basis shall be adjusted accordingly.

(ii)	On the second Business Day following the date on which the parties agree to the Closing Date Balance Sheet, or, if there is a Balance Sheet Dispute, on the second Business Day following the date on which a determination of a Balance Sheet Dispute is made pursuant to Section 2.1(d), the Offer Price will be adjusted as follows:

(A)	if the sum of (1) Net Working Capital as determined from the Closing Date Balance Sheet minus the Target Net Working Capital (provided, however, that if the absolute value of such amount is greater than $250,000, such difference shall be considered to be positive or negative $250,000, as the case may be) plus (2) the Estimated Debt minus the Debt as determined from the Closing Date Balance Sheet is an amount greater than zero (the “Net Positive Purchase Price Adjustment Amount”), then (x) the Offer Price will be increased by the Net Positive Purchase Price Adjustment Amount, and (y) the Offeror will pay the Net Positive Purchase Price Adjustment Amount to the Shareholders’ Agents on behalf of the Former Company Shareholders; or

(B)	if the sum of (1) the Net Working Capital as determined from the Closing Date Balance Sheet minus the Target Net Working Capital (provided, however, that if the absolute value of such amount is greater than $250,000, such difference shall be considered to be positive or negative $250,000, as the case may be) plus (2) the Estimated Debt minus the Debt as determined from the Closing Date Balance Sheet is an amount less than zero (the absolute value of such amount, the “Net Negative Purchase Price Adjustment Amount”), then (x) the Offer Price will be decreased by the Net Negative Purchase Price Adjustment Amount, (y) the Net Negative Purchase Price Adjustment Amount shall be paid to the Offeror out of the Escrow Fund and (z) the Shareholders’ Agents and the Offeror shall deliver a joint direction instructing the Escrow Agent to effect such payment out of the Escrow Fund; or

(C)	if the sum of (1) Net Working Capital as calculated on the basis of the Closing Date Balance Sheet minus the Target Net Working Capital (provided, however, that if the absolute value of such amount is greater than $250,000, such difference shall be considered to be positive or negative $250,000, as the case may be) plus (2) the Estimated Debt minus the Debt as determined from the Closing Date Balance Sheet is equal to zero, then the Offer Price will not be adjusted pursuant to this Section 2.1(e)(ii).

2.2	OPTION PAYMENT

Subject to Section 2.4 and Article 8, the Company shall, at the Effective Time, acquire for cancellation all unexercised Stock Options from the Option holders, at which time each Option holder will, subject to the terms and conditions of this Agreement, including such Option holders obligations under Sections 7.15 and 7.16 and Article 9, be entitled to receive, and the Offeror shall pay to the Company and the Company shall immediately then pay to such Option holder, on the Closing Date in respect of each unexercised Stock Option held by such Option holder an amount in cash (subject to any applicable withholding Tax, which shall not be an additional amount paid by such Option holder, but shall be deducted from such amount to be received by such Option holder) equal to the amount obtained by subtracting from $1.6553 the per share exercise price of each such Stock Option, provided, however, that ten percent (10%) of the cash payment due (as determined prior to deducting any applicable withholding Tax) to such Option holder under this Section 2.2 shall be deposited by the Offeror in the Escrow Fund in accordance with Section 9.3 (the “Option Payment”).

2.3	OFFER DOCUMENTS

The Offeror shall prepare, and the Company shall cooperate in good faith with the Offeror in the preparation of, the Share Offer and any other required documents (collectively, the “Offer Documents”) with respect to the Share Offer in compliance with the CBCA, the Shareholders’ Agreement and all applicable Securities Laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents prior to their being sent to the Shareholders. The Offeror shall provide the Company with a final copy of the Offer Documents to be sent to all Shareholders. The Offer Documents when sent to the Shareholders, shall comply in all material respects with the requirements of Applicable Laws, including the Securities Laws. The terms of the Share Offer shall comply with the terms of this Agreement and the Shareholders’ Agreement. In making the Share Offer, the Offeror shall comply in all material respects with the provisions of Applicable Laws.

2.4	CONDITIONS PRECEDENT

Notwithstanding anything to the contrary contained herein, the obligations of the Offeror to consummate the transactions contemplated by this Agreement are subject to and conditional on the prior satisfaction of the following conditions:

(a)	this Agreement shall not have been terminated by the Company, Purchaser Parent Co. or the Offeror in accordance with its terms;

(b)

no Proceeding shall have been taken or commenced by any Governmental Authority or private Person, no Order shall have been issued by any Governmental Authority, and no Applicable Law shall have been proposed, enacted, promulgated or applied, in each case, which has enjoined, prohibited or imposed, or could reasonably be expected to enjoin, prohibit or impose, material limitations or conditions on (i) the purchase by or the sale to the Offeror of 100% of the issued and outstanding Shares, (ii) the right of the Offeror to own or exercise full rights of ownership over 100% of the issued and outstanding Shares, (iii) the right of the Offeror to proceed with the Option Payment or (iv) the consummation of the transactions contemplated hereby;

(c)	each of the Company, the Principal Shareholder and the Shareholders’ Agents shall have complied in all material respects with all covenants required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d)	the representations and warranties of the Company and the Principal Shareholder set forth in this Agreement (i) to the extent qualified by materiality or Material Adverse Effect, shall be true and correct and (ii) to the extent not qualified by materiality or Material Adverse Effect, shall be true and correct in all material respects, in each case, as of the Closing Date as though made at and as of each such date, except that any such representations and warranties expressly made as of a specified date shall only need to be true and correct as of such date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(e)	the Company shall have delivered to the Offeror each third-party consent set forth on Schedule 2.4(e) in form and substance reasonably acceptable to the Offeror;

(f)	since the date of this Agreement, there shall not have occurred any effect, change, event, occurrence or circumstance that has had or resulted in, or would reasonably be expected to have or result in, any Material Adverse Effect;

(g)	all the conditions set forth in Schedule A shall have been satisfied;

(h)	The Company shall have terminated, modified or otherwise discharged in full to the reasonable satisfaction of the Offeror the Company’s obligation to maintain a minimum cash balance with The Toronto-Dominion Bank under the Amended Agreement;

(i)	(i) all Shareholders shall have duly executed and delivered (or had executed and delivered on their behalf by the Company pursuant to the power of attorney set forth in the Shareholders’ Agreement) to the Offeror a share purchase agreement and, if applicable, option cancellation notice, in the form attached to the Share Offer or (ii) an amalgamation shall have occurred as contemplated by Section 7.14(d);

(j)	the Offeror shall have received resignation letters, effective as of the Closing Date, duly executed by each director of the Company’s board of directors and each director of the Principal Shareholder’s board of directors, each in form and substance reasonably acceptable to the Offeror;

(k)	Gowling Lafleur Henderson LLP, counsel to the Company, shall have delivered to the Offeror a legal opinion in form and substance reasonably acceptable to the Offeror to the effect that the Drag-Along Rights have been properly triggered and are legally binding and enforceable against all the holders of the Class A Shares at and as of the Closing Date in order to consummate the transactions contemplated hereby;

(l)	the Principal Shareholder Transaction transactions described in Section 7.14(c) shall have been effectuated; and

(m)	the Company shall have provided to the Offeror an officer’s certificate, dated as of the Closing Date, confirming the satisfaction of each of the foregoing conditions, in form and substance reasonably acceptable to the Offeror.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror, in its sole and absolute discretion, in whole or in part at any time or from time to time, without prejudice to any other right the Offeror may have under this Agreement.

2.5	DEDUCTIONS AND WITHHOLDINGS

The Offeror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder or any Option holder such amounts as the Offeror is required to deduct and withhold with respect to such payment under any Applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such withheld amounts shall be remitted by the Offeror to the appropriate Governmental Authority on a timely basis and shall be treated for all purposes of this Agreement as having been paid to the Shareholder or Option holder in respect of which such deduction, withholding and remittance was made.

ARTICLE 3

SUPPORT OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL

SHAREHOLDER

3.1	APPROVAL OF THE COMPANY AND THE PRINCIPAL SHAREHOLDER

(a)

The Company hereby represents and warrants to the Offeror and Purchaser Parent Co. that its Board of Directors, by a resolution of such Board, has (and has not varied, repealed, amended, modified nor withdrawn such resolution): (i) approved this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, including the Principal Shareholder Transaction, and authorized the execution and delivery of this Agreement and the Escrow Agreement and any instrument, document, certificate or agreement delivered pursuant hereto or thereto; and (ii) irrevocably resolved to accelerate at the Effective Time the vesting of any outstanding unvested Stock Options held by holders thereof who have not surrendered at or prior to such time all of their rights thereunder and, immediately thereafter, to cancel any then outstanding unexercised Stock Options and approve the payment, with respect to each such Stock Option, of the Option Payment to the holder of such Option as consideration for such cancellation in accordance with Section 6 of the Stock Option Plan and subject to the terms and conditions of this Agreement, including such Option holder’s obligations under Sections 7.15 and 7.16 and Article 9. The Company covenants and agrees to take, or cause to be taken, all such actions as are otherwise required to accelerate at the Effective Time the vesting of any outstanding unvested Stock Options held by holders thereof who have not surrendered at or prior to such time all of their rights thereunder and, immediately thereafter, to cancel any then outstanding unexercised Stock Options and approve the payment, with respect to each such Stock Option, of the Option Payment to the holder of such Option as consideration for such cancellation in accordance with Section 6 of the Stock Option Plan and subject to the terms and conditions of this Agreement, including such Option holder’s obligations under Sections 7.15 and 7.16 and Article 9.

(b)	The Principal Shareholder hereby represents and warrants to the Offeror and Purchaser Parent Co. that its Board of Directors and its shareholders, by a resolution of such Board and by action(s) by such shareholders, have (and have not varied, repealed, amended, modified nor withdrawn such resolution or action(s), as applicable) approved this Agreement and the transactions contemplated hereby, including the Principal Shareholder Transaction, and authorized the execution and delivery of this Agreement and any instrument, document, certificate or agreement delivered pursuant hereto or thereto. The Principal Shareholder covenants and agrees to take, or cause to be taken, all such actions as are otherwise required to effect the transactions contemplated hereby.

3.2	ENFORCEMENT OF DRAG-ALONG RIGHTS

The Company and the Principal Shareholder shall each comply with the provisions of the Shareholders’ Agreement, including Section 4.08 thereof, in respect of the Share Offer. The Principal Shareholder and all of the Birnboim Shareholders covenant and agree, within four (4) Business Days following execution of this Agreement and upon receipt of signed lock up agreements from certain other Shareholders who, together with the Principal Shareholder, hold greater than 50% of the Shares of the Company and agree to accept the Share Offer (together, the “Selling Shareholders”), to execute and deliver to the other Shareholders a notice under Section 4.08 of the Shareholder Agreement advising such other Shareholders that the Selling Shareholders wish to invoke their Drag Along Rights in accordance with Section 4.08 of the Shareholder Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF PURCHASER PARENT CO. AND THE OFFEROR

Purchaser Parent Co. and the Offeror hereby jointly and severally represent and warrant to the Company that:

4.1	CORPORATE ORGANIZATION

Purchaser Parent Co. is a corporation validly existing and in good standing under the laws of the State of Delaware, United States of America. The Offeror is a corporation validly existing and in good standing under the laws of Canada.

4.2	AUTHORITY

Purchaser Parent Co. and the Offeror each has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by all requisite corporate actions of Purchaser Parent Co. and of the Offeror, respectively, and no other corporate actions on the part of Purchaser Parent Co. or the Offeror are necessary to approve this Agreement or to consummate the transactions so contemplated.

4.3	DUE EXECUTION AND ENFORCEABILITY

Upon the due execution and delivery of this Agreement by Purchaser Parent Co. and the Offeror and, assuming the due authorization, execution and delivery thereof by the other parties hereto, this Agreement shall be a legally valid and binding agreement of Purchaser Parent Co. and the Offeror, enforceable by the Company against each of Purchaser Parent Co. and the Offeror in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4	[RESERVED]

4.5	CONSENTS AND APPROVALS

Neither Purchaser Parent Co. nor the Offeror is required to obtain the consent or approval of any Person in connection with the execution and delivery by Purchaser Parent Co. and the Offeror of this Agreement and the completion by Purchaser Parent Co. and the Offeror of the transactions contemplated by this Agreement.

4.6	NOTICES

Neither Purchaser Parent Co. nor the Offeror is required to provide any notice to any Person in connection with the execution and delivery by Purchaser Parent Co. and the Offeror of this Agreement and the completion by Purchaser Parent Co. and the Offeror of the transactions contemplated by this Agreement, other than such notices the failure to provide would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Purchaser Parent Co. and the Offeror to complete the transactions contemplated by this Agreement.

4.7	ABSENCE OF CONFLICTING AGREEMENTS

The execution and delivery by either Purchaser Parent Co. and/or the Offeror of this Agreement and the consummation of the transactions contemplated hereby do not, and will not, (i) violate or conflict with any provision of the constating documents or by-laws of Purchaser Parent Co. or the Offeror; (ii) violate any Applicable Law or Order except for violations which would not, individually or in the aggregate, reasonably be expected to impair or delay Purchaser Parent Co. or the Offeror’s ability to perform its obligations under this Agreement; or (iii) result in a violation or breach of or constitute a default (with or without due notice or lapse of time or both) under any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other Contract to which Purchaser Parent Co. or the Offeror is a party or by which any of the respective assets or properties of Purchaser Parent Co. or the Offeror may be bound, except, in each case, for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to materially impair or delay Purchaser Parent Co.’s or the Offeror’s ability to perform its obligations under this Agreement.

4.8	LITIGATION

There is no Proceeding pending or, to the knowledge of either Purchaser Parent Co. or the Offeror, threatened by or against Purchaser Parent Co. or the Offeror materially affecting the transactions contemplated by this Agreement. Neither Purchaser Parent Co. nor the Offeror is aware of any ground on which any Proceeding relating to the transactions contemplated by this Agreement might be commenced with any reasonable likelihood of success.

4.9	BROKERAGE FEES

Other than with respect to Deutsche Bank AG, neither Purchaser Parent Co. nor the Offeror has entered into any agreement which would entitle any Person to any valid claim (including any valid claim against the Company and the Former Company Shareholders) for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to Purchaser Parent Co. and the Offeror that:

5.1	CORPORATE ORGANIZATION

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Canada. The Company has all requisite corporate power and authority and all necessary governmental approvals to own or lease and operate its properties and assets and to carry on its Business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction wherein, to the knowledge of the Company, the nature of its business or the ownership, leasing or operation of its property and assets makes such qualification necessary, except where the failure to be so organized, existing, in good standing, qualified or licensed or to have such approvals, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.2	AUTHORIZED AND ISSUED CAPITAL

The authorized capital of the Company consists of the following:

(a)	CLASS A SHARES. An unlimited number of class “A” common shares of which 27,602,571 Shares are issued and outstanding. Such outstanding Class A Shares have been duly authorized and validly issued, are non-assessable and fully paid and were not issued in violation of any preemptive rights.

Schedule 5.2 contains a true and complete list of all Shareholders of the Company, including the names and addresses and number of Shares held by each Shareholder, prepared in accordance with Section 21(3) of the CBCA.

5.3	OPTIONS TO PURCHASE SHARES

Except for:

(a)	outstanding Stock Options to purchase up to 3,828,381 Class A Shares pursuant to the Stock Option Plan; and

(b)	the rights of certain Shareholders of the Company pursuant to the Shareholders’ Agreement, a true and complete copy of which has been provided by the Company to the Purchaser Parent Co. and the Offeror;

there are no options, warrants, conversion rights, subscription rights or other rights, agreements, privileges, arrangements or commitments (whether by law, pre-emptive or contractual) of any nature relating to the purchase, acquisition, subscription, allotment, retirement, repurchase, sale, disposition, transfer, voting, registration or issuance of any issued or unissued Class A Shares or other equity interests of the Company or any rights or interests exercisable or exchangeable for or convertible into any such Class A Shares or other equity interests of the Company. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the equity interests of the Company. Schedule 5.3 contains a true and complete list of all Stock Options, including, with respect to each such Stock Option, the date on which such Stock Option was granted, the date on which such Stock Option will expire, the name and address of the holder of such Stock Option, the exercise price for such Stock Option, the number of Class A

Shares subject to such Stock Option and the extent to which such Stock Option has vested or becomes currently exercisable as of the date hereof and, to the extent not so vested or exercisable, the schedule on which such Stock Option will vest or become exercisable. The copies of the Company’s constating documents, including the Shareholders’ Agreement, and by-laws, which have been previously provided to the Offeror, reflect all amendments and modifications made thereto at any time prior to the date of this Agreement, and are true and complete.

5.4	COMPLIANCE WITH SECURITIES LAWS

All securities sold or issued by the Company have been sold or issued in all material respects in compliance with the requirements of Securities Laws and any other Applicable Laws and the requirements set forth in applicable agreements pursuant to which such securities were sold or issued. There are no outstanding bonds, debentures, promissory notes or other indebtedness in connection with the issuance of any of the Company’s securities or which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

5.5	SUBSIDIARIES

The Company does not own and does not have any Contracts of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in or any securities of any Person other than in connection with the Principal Shareholder Transaction, and the Company does not have any Contracts to acquire or lease any other business operations.

5.6	AUTHORITY

The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by all requisite corporate actions and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable by each of the Purchaser Parent Co. and the Offeror against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

5.7	CONSENTS AND APPROVALS; NO VIOLATION

The execution and delivery of this Agreement and any documents required to consummate the transactions contemplated by this Agreement by the Company and the consummation of the transactions herein and therein provided for do not, and will not, result in either: (a) a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Company under: (i) except as otherwise disclosed herein, any Material Contract to which the Company is a party or by which it is, or any of its properties or assets are, bound; (ii) any provision of the constating documents, by-laws or resolutions of the Board of Directors (or any committee thereof) or Shareholders of the Company; (iii) any judgment, decree, Order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Company; (iv) except as otherwise disclosed herein, any licence, Permit, approval, consent or authorization held by the Company or necessary to the ownership of the Shares or the operation of the Business; or (v) any Applicable Laws; or (b) the creation or imposition of any Encumbrance on any of the property or assets of the Company, except in each case where such creation or imposition of an Encumbrance has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, but including in each case where such creation or imposition would affect or result in an Encumbrance (whether or not material) on any Company Intellectual Property or Licensed Intellectual Property.

5.8	FINANCIAL INFORMATION

(a)

The Annual Financial Statements attached hereto as Schedule 5.8(a) are true and correct with respect to each item shown or reflected thereon, and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended, and the Annual Financial Statements contain no statement of a material fact which is untrue as of the dates of such Financial Statements and do not omit to state any material fact which is required by GAAP or by Applicable Law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading. The Annual Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods (except as may be expressly indicated therein or in the notes thereto). The Interim Financial Statements are unaudited, but to the knowledge of the Company, the Interim Financial Statements are free of material misstatement. The Interim Financial Statements have been prepared on a basis consistent with the Accounting Principles applied in the Company’s audited financial statements for the year ended December 31, 2010. Comparative period results and financial statement footnotes have not been included in the Interim Financial Statements. Since December 31, 2010, there has not been any Material Adverse Effect or any effect, change, event, occurrence or circumstance that, individually or in the aggregate, has had or has resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

(b)	The Annual Financial Statements set forth all the liabilities of the Company (whether direct and indirect, absolute, contingent and accrued) as of the date of the Annual Financial Statements that are required to be set forth under GAAP. Since December 31, 2010, the Company has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent, unliquidated, threatened or otherwise, whether due or to become due regardless of when asserted), except (i) as disclosed on Schedule 5.8(b); (ii) immaterial liabilities or obligations that have been incurred in the ordinary course of business; or (iii) liabilities or obligations that are reflected or reserved against in the unaudited balance sheet as of June 30, 2011 included in the Financial Statements.

5.9	CONDUCT OF BUSINESS

The Business of the Company is not being conducted in default or violation of any term, condition or provision of (i) the Company’s constating documents or by-laws or any resolutions of the Board of Directors (or any committee thereof) or Shareholders of the Company; (ii) any Contract to which the Company is a party or by which the Company or any of its property or assets may be bound; or (iii) Applicable Laws. Since the incorporation of the Company, the Business is the only business carried on by the Company, and the property and assets owned or leased by the Company are sufficient to carry on the Business as currently carried on. All the property and assets owned and used by the Company are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. Schedule 5.9 contains a true and complete list of all property and assets of the Company with a purchase price of at least $10,000 per asset or other item of property and for each item lists the date of purchase, the purchase price and with respect to all property and assets in Schedule 5.9 in respect of which the Company has take depreciation thereon, the depreciation taken therefor. With the exception of inventory in transit, all the tangible property and assets of the Company are situated at the locations listed in Schedule 5.9. The property and assets of the Company which are owned beneficially by the Company are owned by it as the sole beneficial owner thereof, free and clear of all Encumbrances except as set forth in Schedule 5.9. All inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All Accounts Receivable reflected on the unaudited balance sheet as of June 30, 2011 included in the Financial Statements are valid receivables and are collectible in the ordinary course of business subject to the reserve for doubtful accounts set forth on such unaudited balance sheet.

5.10	LICENCES AND PERMITS

Except as set forth in Schedule 5.10, the Company has all Permits that are material to the conduct of the Business of the Company as currently conducted, or contemplated to be conducted, by it, and:

(i)	all such Permits are in full force and effect;

(ii)	no material violations are or have been recorded in respect of any such Permit; and

(iii)	no Proceeding is pending or, to the knowledge of the Company, threatened to revoke, cancel, modify or limit any such Permit.

5.11	COMPLIANCE WITH ENVIRONMENTAL LAWS

(a)	The Company has conducted its operations and has used its facilities (both those now occupied and those, if any, previously occupied), at all times in conformity in all material respects with all applicable Environmental Laws. The Company has not received any written communication, notice of claim, request for information, or demand from, or been prosecuted by, or, to the knowledge of the Company, threatened with an action or Proceeding by a Governmental Authority, any landlord or any other Person that alleges that the Company is not in compliance with any Environmental Law or has liability pursuant to Environmental Law;

(b)	The Company is not using or permitting to be used and has not used or permitted to be used, except in compliance with Environmental Laws, any of its properties or facilities or any facility or property which it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of or handle any Hazardous Material;

(c)	Neither the Company, nor, to the knowledge of the Company, any other Person, except in compliance with Environmental Laws and as would not require any remediation, has caused or permitted any release, emission, spill or discharge of any Hazardous Material on any real property owned or leased by the Company, nor has the Company exposed any Person (other than those trained lab technicians performing laboratory duties in the ordinary course of business and in material compliance with Environmental Laws) to any Hazardous Material, and all Hazardous Materials used or generated in the Business have been disposed of, treated and stored by or on behalf of the Company in material compliance with Environmental Laws.

(d)	The Company has neither expressly or by operation of law assumed or undertaken any liabilities, including for investigation or remediation of Hazardous Materials, of any other Person, relating to Environmental Laws. To the Company’s knowledge, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations of the Company for site investigation or remediation or consent of a Governmental Authority or other Person under Environmental Law.

(e)	Except as set forth on Schedule 5.11, the Company has delivered to or otherwise made available for review by Purchaser Parent Co. correct and complete copies of all environmental Permits in effect as of the date of this Agreement and any material environmental reports, studies, analyses and reports of tests in the possession or control of the Company pertaining to any property now or previously owned or operated by the Company or in connection with the Business.

5.12	INSURANCE

The Company maintains such policies of insurance, issued by responsible insurers, as are appropriate to its Business, assets and property, in such amounts and against such risks as are customarily carried and insured against by reasonably prudent owners of comparable businesses, assets and property, in comparable circumstances. All insurance policies maintained by the Company are listed and described in Schedule 5.12 (specifying the insurer, amount of coverage, type of insurance, policy number, particulars of any claims made thereunder and any pending claims thereunder). All such policies of insurance are in full force and effect and such coverage will be continued in full force and effect to and including the Closing Date. The Company is not in default, whether as to payment of premium or otherwise, under the terms of any such policy. Except as set forth in Schedule 5.12, the Company is not now, nor will it be in the future, obligated to pay any retroactive or retrospectively rated premiums, deductible amounts or self insured retentions in connection with any such policy. On or prior to the Closing Date, the Company has obtained, and paid in full the premium for, the prepaid (or “tail”) directors’ and officers’ liability insurance policies described in Section 7.17.

5.13	LITIGATION

Except as set forth in Schedule 5.13, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or its Business, or to which the Company is a party. Except as set forth in Schedule 5.13, the Company is not aware of any ground on which any Proceeding involving the Company or its Business might be commenced with any reasonable likelihood of success.

5.14	EMPLOYEES

(a)

Schedule 5.14(a) contains a complete and accurate list of all individuals (without reference to names or employee numbers) who are full-time, part-time or casual employees of the Company as of the date of this Agreement, specifying the date of hire, title or classification, situs of employment and rate of salary or hourly pay, vacation accrued, service credited for purposes of vesting and eligibility under Employee Plans and commission or bonus entitlements (if any) for each such employee. Schedule 5.14(b) contains a complete and accurate list all current employees, including those on lay-off, who have been absent continually from work for a period in excess of one month, as well as the reason for their absence. Schedule 5.14(c) contains a complete and accurate list of all loans made by the Company to its employees, officers or directors, including principal owing, interest and repayment schedule. Except as described in Schedule 5.14(d) there are no complaints, claims or charges outstanding or, to the knowledge of the Company, threatened, or anticipated by the Company, nor are there any Orders, decisions, directions or convictions currently registered or outstanding, or, to the knowledge of the Company, threatened or anticipated by the Company, by any Governmental Authority against or in respect of the Company relating to its employment of employees or former employees (including but not limited to hiring, retention, employment standards or practices, human rights, labour relations, occupational health and safety, workers’ compensation or pay or employment equity). The Company is in compliance with all Applicable Laws with respect to all employees and their employment with the Company (including but not limited to Applicable Laws relating to hiring, retention, employment standards or practices, human rights, labour relations, occupational health and safety, workers’ compensation or pay or employment equity). Except as described in Schedule 5.14(e), no employee is, to the knowledge of the Company, bound by any confidentiality, non-solicitation or non-competition agreement in favour of any Person other than the Company. Schedule 5.14(f) contains a complete and accurate list of individuals who are not employees, and who supply their services to the Company under personal services contracts (including independent contractors, employees of agencies, secondees or leased employees and consultants) specifying location, start and end date of engagement, services supplied, supplying agency and fees and other amounts payable by the Company. There are no complaints, claims or charges outstanding or, to the knowledge of the Company, threatened, or anticipated by the Company, relating to its engagement of such individuals.

(b)	Except as set forth in Schedule 5.14(g), no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Law from the employment of an employee without an agreement as to notice or severance.

(c)	No employees are currently in receipt of workers’ compensation benefits nor, except as set forth in Schedule 5.14(h) are any employees currently on pregnancy or parental leave. Other than as disclosed in Schedule 5.14(i), no employees are currently in receipt, and, to the knowledge of the Company, there are no facts that could result in an employee having the potential to receive, long-term disability benefits; no employees are currently in receipt, and, to the knowledge of the Company, there are no facts that could result in an employee having the potential to receive, short-term disability benefits; and no Person will become entitled to any retirement (other than ordinary and customary distributions from any retirement plan), notice, severance, bonus or other such payment (including change-of-control bonuses or payments) as a result of the transactions contemplated hereby.

(d)	The Company has complied in all material respects with all applicable pay or employment equity, hiring, retention, employment standards or practices, human rights, labour relations, occupational health and safety, workers’ compensation and other Applicable Laws related to employment.

(e)	To the knowledge of the Company, no officer (including any Management Shareholder) or material group of employees intends to terminate its or their employment with the Company, nor does the Company have any present intention to terminate the employment of any employee.

(f)	There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of the Company and the Company has not been reassessed in any material respect under such legislation during the past three (3) years. No audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance/workers’ compensation legislation. That there are no claims or potential claims which may materially adversely affect the Company’s accident cost experience.

(g)	The Company has provided to the Offeror all Orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) relating to the Business together with the minutes of the Company’s joint health and safety committee meetings for the past three (3) years. There are no charges pending under OHSA in respect of the Company. The Company complied in all material respects with any Orders issued under OHSA in respect of the Business of the Company and there are no appeals of any orders under OHSA currently outstanding.

(h)	The Company has not received any notice that any employee claim is pending, nor, to the knowledge of the Company, is any such claim threatened, or anticipated by the Company, against the Company for:

(i)	overtime pay, wages, pay equity, salary or bonus, excluding current payroll periods,

(ii)	vacation time, excluding time earned in current payroll periods, or

(iii)	any violation of any Applicable Law relating to wages, hours of work or other terms or conditions of employment of such employee.

5.15	EMPLOYEE ACCRUALS

Except as set out in Schedule 5.15, all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, accrued wages, salaries, overtime, bonuses and commissions and employee benefit plan payments have been accurately reflected in the books and records of the Company.

5.16	LABOUR AGREEMENTS

The Company is not bound by or subject to (and none of its assets or property is bound by or subject to) any written or oral, express or implied, labour Contract, commitment or arrangement (including any collective agreement), and the Company has not recognized or made any commitments to or entered negotiations with, any trade or labour union or employee association, and no trade or labour union or employee association has requested the Company to or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike, grievance, slowdown, stoppage, complaint or other labour dispute involving the Company pending, or to the knowledge of the Company, threatened, or anticipated by the Company, against the Company, nor is the Company aware of any labour organization activity involving its employees in the last two years. The Company has not experienced work stoppages, slowdowns or strikes (legal or otherwise) in the last two years. No trade union has applied to have the Company declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company carries on business.

5.17	EMPLOYEE PLANS

(a)	The Company is not a party to any agreement or plan (other than the Stock Option Plan), including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)	Schedule 5.17 contains a true and complete summary or list of, or otherwise describes, all Employee Plans. Each Employee Plan is in writing and the Company has previously provided to the Offeror a true and complete copy of each Employee Plan and a true and complete copy of each material document prepared in connection with each such Employee Plan including, without limitation:

(i)	a copy of each trust or other funding arrangement,

(ii)	the most current summary plan description and summary of material modifications, and

(iii)	the most recently prepared actuarial report and financial statement in connection with each such Employee Plan, if any.

The Company has no express or implied commitment:

(i)	to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,

(ii)	to enter into any Contract to provide compensation or benefits (including post-retirement pension or post-retirement health care benefits) to any individual, or

(iii)	to modify, change or terminate any Employee Plan.

Each Employee Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Applicable Laws. All contributions to, and payments from, each Employee Plan which may have been required to be made in accordance with the terms of such Employee Plan or Applicable Laws, have been made in a timely manner. There are no pending or, to the knowledge of the Company, anticipated claims against or otherwise involving any of the Employee Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Employee Plan activities) has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Employee Plan. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been made or accrued in a timely manner in accordance with Applicable Laws. No Employee Plan is a “registered pension plan” as such term is defined in the Tax Act or provides benefits to any former employees (or any dependents or beneficiaries thereof) of the Company other than as required by Applicable Laws.

5.18	TAXES

(a)

Except as described in Schedule 5.18, the Company has filed on a timely basis all Tax returns required to be filed by it and has duly completed and correctly reported all income and all other amounts and information required to be reported thereon, and has paid all Taxes (whether or not shown on a Tax return) for all Tax periods (or portions thereof) ending on or prior to the Closing Date, including all installments on account of Taxes for the current year that are due and payable by it, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. The Company has made adequate provision for Taxes payable by it for the current period and any previous period for which Tax returns have not been filed. Other than as set out in Schedule 5.18, there are no actions, suits, Proceedings, investigations or claims commenced or pending or, to the knowledge of the Company, threatened against or affecting the Company in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority. No claim, or notice of a claim, has ever been made by a Governmental Authority in a jurisdiction where the Company does not file or has not filed Tax returns that the Company is or may be subject to taxation by that jurisdiction. The Canadian federal income Tax liability of the Company has been assessed by the Canada Revenue Agency for all financial years up to and including the financial year ended December 31, 2009 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return by, or payment of any Tax, governmental charge or deficiency against, the Company.

(b)	The Company has duly and timely withheld from any amount paid and credited by it to or for the account or benefit of any Person, including, without limitation, any of its employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any Applicable Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority. The Company has remitted all pension plan contributions, employment insurance premiums, employer health taxes, workers compensation premiums and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Authority within the time required under any Applicable Law.

(c)	The Company has no income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) a transaction (e.g., an installment sale or the receipt of a prepaid amount) occurring in, (ii) to the extent it would affect the Closing Date Balance Sheet, income accounted differently for GAAP and Tax purposes for, or (iii) a change in accounting method made for, a taxable period beginning prior to the Closing Date which resulted in a deferred reporting of income or gain from such transactions or a timing difference in the reporting of income or gain between Tax and GAAP accounting methods or from such change in accounting method.

(d)	The Company has delivered to the Offeror true, correct and complete copies of (i) all Tax returns filed by or on behalf of the Company for all completed Tax periods of the Company that remain open for audit or review by the relevant Governmental Authority and (ii) all ruling requests, notices of proposed deficiencies, closing contracts, settlement contracts, tax opinions, and similar documents or communication sent or received by the Company relating to Taxes.

(e)	The Company (i) does not have any actual or potential liability as a transferee or successor, pursuant to any contract, pursuant to any Applicable Law, or otherwise for any Taxes of any other Person, and (ii) is not, nor ever has been, a party to any Tax allocation, sharing, indemnity or similar contract allocating Tax liability that will not be terminated on the Closing Date without any future liability to the Company (including for past Taxes).

(f)	The Company has not agreed to, and is not required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to any provision of Applicable Law, and no Governmental Authority has proposed any such adjustments or changes in the accounting method of the Company.

(g)	There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to the Company.

(h)	For all transactions between the Company, on one hand, and any non-resident Person with whom the Company was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company has made or obtained records or documents to satisfy the requirements of paragraphs 247(a) to (c) of the Tax Act.

(i)	The Company has complied with all Applicable Laws when calculating and claiming any federal and/or provincial Scientific Research & Environmental Development (“SR&ED”) investment tax credits and/or deductions (including SR&ED refunds). The Company has not received any refund of Taxes in respect of SR&ED investment tax credits to which it is not entitled.

(j)	The Class A Shares are not “taxable Canadian property” for purposes of the Tax Act.

5.19	ACCOUNTS AND ATTORNEYS

Schedule 5.19 sets forth a true and complete list showing:

(a)	the name of each bank, trust company or similar institution in which the Company has accounts or safe deposit boxes, the number or designation of each such account and safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and

(b)	the name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof.

5.20	DIRECTORS AND OFFICERS

Schedule 5.20 sets forth a true and complete list of the names and titles of all the officers and directors of the Company.

5.21	DIVIDENDS

Except as set forth in Schedule 5.21, since the incorporation of the Company, it has not, directly or indirectly, declared, established a record date for or paid any dividends or declared, established a record date for or made any other distribution on any of its securities and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding securities or agreed to do so.

5.22	NON-ARM’S LENGTH TRANSACTIONS

Except as described in Schedule 5.22, the Company has not, since its incorporation, made, arranged or modified any payment or loan (personal or otherwise) to, or borrowed any monies from or become otherwise indebted to, any officer, director, employee, security holder or any Affiliate thereof or other Person not dealing at arm’s length (as defined in the Tax Act) with the Company (collectively, “Non-Arm’s Length Parties”), except: (i) as disclosed in the Financial Statements; (ii) any such payment, loan or borrowing which is no longer outstanding and pursuant to which none of the Company or any Non-Arm’s Length Party has any remaining obligations; and (iii) usual employee reimbursements and compensation paid in the ordinary and normal course of business. Except as described in Schedule 5.22 and except for Contracts of employment, the Company is not a party to any Contract with any officer, director, employee, security holder or any Affiliate thereof or other Person not dealing at arm’s length with the

Company. Except as described in Schedule 5.22, to the knowledge of the Company, no officer, director or shareholder of the Company and no entity which is an Affiliate of one or more of such Persons:

(a)	owns, directly or indirectly, in whole or in part, any property or assets that the Company uses in the operation of the Business; or

(b)	has any cause of action or other claim whatsoever against, or owes any amount to, the Company in connection with the Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary and normal course of business such as for accrued vacation pay and accrued benefits under the Employee Plans.

5.23	ABSENCE OF CERTAIN CHANGES OR EVENTS

Except as set forth in Schedule 5.23, since December 31, 2010, except as contemplated by this Agreement, the Company has conducted its Business only in the ordinary course consistent with past practice, and there has not been:

(a)	any damage, destruction or material loss affecting the Business, property or assets of the Company, whether covered by insurance or not, or any changes in the amount and scope of the Company’s insurance coverage,

(b)	any labour dispute, other than routine matters arising in the ordinary course of business, none of which is material to the Company,

(c)	any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice,

(d)

other than salary increases to employees in the ordinary course of business, any increase in or establishment of (or any commitment to increase or establish) any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, phantom stock, performance awards, restricted stock awards or other similar rights with respect to the equity interests of the Company, other than the Stock Option Plan) stock purchase or other employee benefit plan, or other increase in the compensation payable or to become payable to any employee of the Company, or

(e)	any action taken by the Company that would have required the consent of the Offeror under Section 7.1 if such action was taken after the date of this Agreement.

5.24	TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES

(a)	The Company does not own and has never owned any real property.

(b)	True and complete copies of all the existing real property leases to which the Company is a party (whether as lessee or lessor) have been previously delivered to Purchaser Parent Co. Schedule 5.24 sets forth a complete and accurate list of all real property leased by the Company, including the parties to each of the leases, their dates of execution and expiry dates, any options to renew, the leased lands and premises (the “Leased Property”) and the basic rent payable thereunder. Other than such leases, none of the Leased Property is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Property or any part thereof.

(c)

The Company has valid leasehold interests in all of its Leased Property, free and clear of all Encumbrances. Each lease set forth in Schedule 5.24 is valid and enforceable by the Company in accordance with its terms. The Company has not received any notice that, and, to the Company’s knowledge, no circumstance exists which, with the passage of time or the giving of notice or both, could constitute a default under any such leases, nor are there any obligations on the part of the Company under any of the leases which are unsatisfied or which the Company will not be able to satisfy by the date specified for satisfaction of such obligation.

5.25	INTELLECTUAL PROPERTY

(a)	Schedule 5.25(a) contains a complete and accurate list of all registered copyrights industrial designs, design patents, patents and patent applications, product and product descriptions (including all documentation and user manuals) and trade-marks, including both registered and unregistered trade-marks, service-marks, designs, logos, indicia, distinguishing guises, trade dress, trade names and business names owned by the Company, and sets forth as to each such item, as applicable, the item name or title, the application or registration number, the date of application, registration or issuance, the owner of such item, and the jurisdiction in which such item is pending or registered.

(b)	Schedule 5.25(b) sets forth a complete and accurate list of all licences, agreements and other contracts granting the Company a licence or other right to use, or any other interest in Intellectual Property (“Licensed Intellectual Property”), other than Intellectual Property which is the subject matter of a Routine Contract.

(c)	The Company Intellectual Property and the Licensed Intellectual Property comprise all of the Intellectual Property rights and licences used by the Company in association with or required for the operation of the Company’s Business as currently carried on. Except as noted in Schedule 5.25(c), there are no restrictions or impediments arising as a result of a change of control of the Company in relation to all or any part of the Company Intellectual Property and the Licensed Intellectual Property.

(d)	The Company owns all right, title and interest in each item of Company Intellectual Property free and clear of all Encumbrances and any co-ownership interest. To the Company’s knowledge, apart from the Company, no other Person has any right, title or interest in or to or the right to use Company Intellectual Property, other than the third party licensees of the Company Intellectual Property listed on Schedule 5.25(d). The Company has valid and subsisting licence rights under the Licensed Intellectual Property.

(e)	To the knowledge of the Company, the Company Intellectual Property and the Licensed Intellectual Property have not been used or enforced, or failed to be used or enforced, in a manner that would reasonably be expected to result in the non-renewal, modification, abandonment, cancellation, invalidity or unenforceability of any of the Company Intellectual Property or the Licensed Intellectual Property. All of the Company Intellectual Property and, to the knowledge of the Company, all the Intellectual Property licensed to the Company under Licensed Intellectual Property, is in full force and effect, and the Licensed Intellectual Property has not been used or enforced, or failed to be used or enforced, in a manner that would result in or provide any basis for the termination, non-renewal, modification, abandonment, cancellation, invalidity or unenforceability of any of the Intellectual Property licensed to the Company under Licensed Intellectual Property. The Company has not breached nor is it in default under any of the Licensed Intellectual Property. The Company has renewed or made applications for renewal within the applicable renewal periods for all registered Company Intellectual Property and for all Licensed Intellectual Property.

(f)	Except as listed in Schedule 5.25(h), the Company has not received any notice of any adverse claim or litigation nor is a party to any litigation challenging the validity, ownership or enforceability of any Company Intellectual Property or the Licensed Intellectual Property. Except as listed in Schedule 5.25(h), the Company has no knowledge of any facts which cast doubt on the validity or enforceability of any of the Company Intellectual Property or the Company’s rights in the Intellectual Property licensed to the Company under the Licensed Intellectual Property. Except as listed in Schedule 5.25(h), (i) no Company Intellectual Property was developed, in whole or in part, using any grant or similar funding from any Governmental Authority, college, university or other, similar institution, and (ii) none of the Company, or any of its employees, directors or officers participates or has participated in any industry standards setting organization .

(g)	To the knowledge of the Company, the conduct of the Company’s Business as it is currently carried on, including the use of the Company Intellectual Property, do not infringe upon or breach the Intellectual Property, domestic or foreign, of any other Person. To the knowledge of the Company, the use of Intellectual Property licensed to the Company under the Licensed Intellectual Property does not infringe upon or breach the Intellectual Property, domestic or foreign, of any other Person. The Company has not received any notice of any adverse claim, litigation or assertion of infringement nor is it a party to any litigation or administrative or similar arbitration, hearing or Proceeding alleging that the conduct of the Company’s Business as it is currently carried on infringes upon or breaches any Intellectual Property of any other Person.

(h)	Except as noted in Schedule 5.25(h), to the knowledge of the Company, there is no basis for a claim that the Company’s Intellectual Property rights in the Company Intellectual Property or the Licensed Intellectual Property are being or have been infringed or breached by any other Person.

5.26	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS

Each current and former employee and consultant of the Company other than those set out in Schedule 5.26 has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms attached to Schedule 5.26. To the knowledge of the Company, none of its or their employees or consultants is in violation thereof. All consultants to or vendors of the Company with access to confidential information of the Company are parties to written agreements as set forth in Schedule 5.27 under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company. To the knowledge of the Company, none of its or their consultants or vendors are in violation thereof.

5.27	AGREEMENTS AND COMMITMENTS

Schedule 5.27 sets forth a true and complete list of all Material Contracts to which the Company is a party or by which the Company or the Company’s property or assets are bound or which otherwise relate to the Business or operations of the Company, including, without limitation:

(a)	the constating documents and by-laws of the Company, and any Contracts between the Company and its security holders, including shareholders agreements, voting agreements and registration rights agreements;

(b)	any distributor, sales, customer, advertising, agency or manufacturer’s representative Contract;

(c)	any continuing Contract for the purchase of materials, supplies, equipment or services;

(d)	any employment, consulting or severance Contract or any other written Contract with any officer, employee, consultant or third party, other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(e)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or Contract providing benefits to any current or former director, officer, employee or consultant;

(f)	any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(g)	any Contract for charitable contributions;

(h)	any Contract for political contributions;

(i)	any Contract for capital expenditures;

(j)	any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Business;

(k)	any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(l)	any confidentiality, secrecy or non-disclosure Contract (whether the Company is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition, non-solicitation or similar Contract, including any Contract described in Section 5.26;

(m)	any licence, franchise, royalty or other Contract which relates in whole or in part to any Intellectual Property to which the Company is a licensee, licensor, franchisor, franchisee or other party;

(n)	any Contract prohibiting the Company or any of its Affiliates from freely engaging in any line of business, competing with any Person in any area, or hiring or soliciting any group of employees or customers;

(o)	any partnership, limited liability company, joint venture or similar Contracts relating to the Company;

(p)	any Contract that has as a counterparty any Governmental Authority;

(q)	any Contract containing outstanding obligations relating to the settlement of any Proceeding;

(r)	any Contract that cannot be terminated by the Company (or the Offeror), without the incurrence of any payment, other liability, forfeit or transfer, within 30 days of the date of notice of termination;

(s)	any Contract that binds any party to any exclusive business Contracts, including sole source Contracts;

(t)	any Contract involving any liability of the Company in respect of any payment to any Person in connection with the transactions contemplated hereby (and there are no representations, commitments, promises, communications or courses of conduct involving any such liability other than the Contracts listed in Schedule 5.27);

(u)	any Contract (i) relating to the future disposition of any material amount of assets and property of the Company or (ii) used to effectuate a material acquisition, divestiture, amalgamation, arrangement, consolidation, merger or similar transaction that (x) has not been consummated or (y) has been consummated but contains representations, warranties, covenants, indemnities or other actual or contingent obligations that are still in effect;

(v)	any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar Contract with respect to, the obligations, liabilities (whether accrued, absolute, contingent, unliquidated, threatened or otherwise, whether due or to become due regardless of when asserted) or indebtedness by any other Person (except for cheques endorsed for collection);

(w)	any Contract which expires, or may expire if the same is not renewed or extended at the option of any Person other than the Company, more than one year after the date of this Agreement;

(x)	any other Contract necessary to the operation of the Business of the Company or that is otherwise material to the Company; or

(y)	any commitment to do any of the foregoing described in clauses (a) through (x).

The Company has performed all of the obligations to be performed by it and is entitled to all benefits under, and is not in default or, to the knowledge of the Company, alleged to be in default in respect of, any material provision of any Contract (i) to which it is a party or by which it is bound, (ii) by which its property or assets are otherwise bound or (iii) that otherwise relates to the Business or operations of the Company; all such Contracts are in good standing, in full force and effect and enforceable in accordance with their respective terms, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a material default by the Company or, to the knowledge of the Company, by any other party to such Contract under any of the foregoing. The Company has made available to the Offeror and Purchaser Parent Co. a true and complete copy of each Contract listed or described on the Schedules hereto and all amendments thereto and upon the completion of the transactions contemplated hereby, the Company will continue to have the right to enforce and to enjoy the benefits of all such Contracts to which it is a party other than as disclosed in Schedule 5.27. Without limiting the generality of the foregoing, (i) the performance by the Company of its obligations under any Contract disclosed in Schedule 5.27 does not breach any restrictive covenants or other restrictions binding on the Company set forth in any of the other Contracts set forth in Schedule 5.27, (ii) the transactions contemplated hereby, the ownership of the Shares by the Offeror and the operation of the Business of the Company under the ownership of Purchaser Parent Co. will not result in the imposition of any material obligation on the Company under any Contract set forth in Schedule 5.27 and (iii) the Company has not been obligated to return or refund any material amounts, or provide any material free or discounted services or service credits, to any other party to any Contract set forth in Schedule 5.27.

5.28	COMPLIANCE WITH LAWS; LICENCES

The Company has conducted and is conducting its Business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business. Schedule 5.28 sets out a complete and accurate list of all material Permits (whether governmental, regulatory or similar type), other than the Company Intellectual Property licences, held by or granted to the Company (the “Licences”), and there are no other Licences necessary to carry on the Business as presently carried on, or contemplated to be carried on, or to own, lease or use any of the property or assets currently owned, leased or used by the Company. Each Licence is valid, subsisting and in good standing and the Company is not in any material default or breach of any Licence and no Proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Licence. The Company has provided to the Offeror and Purchaser Parent Co. a true and complete copy of each Licence and all amendments thereto.

5.29	CONSENTS AND APPROVALS

(a)

Except as set out in Schedule 5.29(a), there is no requirement to make any filing with, give any notice to or to obtain any Permit from any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement or the Offer Documents except for the filings, notifications or Permits pursuant to Securities Laws or which relate solely to the identity of the Offeror or the nature of any business carried on by the Offeror or Purchaser Parent Co.

(b)	Except as set out in Schedule 5.29(b), there is no requirement under any Contract relating to the Company or its Business to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement.

5.30	COMPETITION ACT AND INVESTMENT CANADA ACT

As measured in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereto: (i) the total value of the Company’s assets in Canada is less than $73 million; and (ii) the gross revenues from sales in or from Canada generated from the Company’s assets is less than $73 million. The Company is not engaged in a “cultural business” within the meaning of the Investment Canada Act.

5.31	NO CONFLICT OF INTEREST

The Company is not indebted, directly or indirectly, to any of its officers, directors or employees or to any member of their respective immediate families, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. Except as set forth in Schedule 5.31, none of the Company’s officers, directors or employees, or any members of their respective immediate families, directly or indirectly, are indebted to the Company or, to the Company’s knowledge, and except with respect to the Company’s directors, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers and/or employees of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company’s knowledge, none of the Company’s officers, directors or employees or any member of their respective immediate families has, directly or indirectly, any interest in any Contract between the Company and any third party. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

5.32	BROKERS AND FINDERS

The Company has employed Moelis & Company and has not employed any other broker or finder or incurred any liability for any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby other than a fee to Moelis & Company due on the closing of the transactions contemplated by this Agreement.

5.33	CORPORATE RECORDS

The books of account and other financial records of the Company, all of which have been previously made available to Purchaser Parent Co., are complete and accurate. The minute books of the Company, all of which have been previously made available to Purchaser Parent Co., are, in all material respects, complete and accurate records of all meetings held of, and corporate action taken by, the Shareholders of the Company, the board of directors of the Company and committees of the board of directors of the Company, and no such meetings have been held for which minutes have not been prepared or are not contained in such minute books.

5.34	INSOLVENCY

The Company has not committed an act of bankruptcy or sought protection from the creditors thereof before any Governmental Authority or pursuant to any Applicable Law, proposed a compromise or arrangement to the creditors thereof generally, taken any Proceeding with respect to a compromise or arrangement, taken any Proceeding to be declared bankrupt or wound up, taken any Proceeding to have a receiver appointed of any of the assets thereof, had any Person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it.

5.35	CUSTOMERS AND SUPPLIERS

Schedule 5.35 sets forth a true and complete list of (i) the top ten customers of the Company by dollar volume of sales, and (ii) the top ten suppliers of the Company by dollar volume of purchases, in each case for the fiscal year ended December 31, 2010. The Company has not received any notice from any such customer or supplier to the effect that any such customer or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing or supplying materials, products or services to or from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

OF THE PRINCIPAL SHAREHOLDER

The Principal Shareholder represents and warrants to the Company, Purchaser Parent Co. and the Offeror that:

6.1	CORPORATE ORGANIZATION

The Principal Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of Ontario, and is a corporation resident in Canada for purposes of the Tax Act. The Principal Shareholder has all requisite corporate power and authority and all necessary governmental approvals to own the Class A Shares in the capital of the Company that the Principal Shareholder owns.

6.2	AUTHORIZED AND ISSUED CAPITAL

The authorized capital of the Principal Shareholder consists of the following:

(a)	CLASS A SPECIAL SHARES. An unlimited number of class “A” special shares of which 10,000 class “A” special shares are issued and outstanding. All such outstanding class “A” special shares have been duly authorized and validly issued, are non-assessable and fully paid and were not issued in violation of any preemptive rights.

(b)	COMMON SHARES. An unlimited number of common shares of which 100 common shares are issued and outstanding. Such outstanding common shares have been duly authorized and validly issued, are non-assessable and fully paid and were not issued in violation of any preemptive rights.

Schedule 6.2 contains a true and complete list of all shareholders of the Principal Shareholder, including the names and addresses and number of Birnboim Shares held by each Shareholder. The copies of the Principal Shareholder’s constating documents and by-laws, which have been previously provided to the Offeror, reflect all amendments and modifications made thereto at any time prior to the date of this Agreement, and are true and complete.

6.3	OPTIONS TO PURCHASE SHARES

Except for rights of purchase for cancellation and redemption attaching to the class “A” special shares of the Principal Shareholder owned by Chaim Birnboim, there are no options, warrants, conversion rights, subscription rights or other rights, agreements, privileges, arrangements or commitments (whether by law, pre-emptive or contractual) of any nature relating to the purchase, acquisition, subscription, allotment, retirement, repurchase, sale, disposition, transfer, voting, registration or issuance of any issued or unissued Birnboim Shares or other equity interests of the Principal Shareholder or any rights or interests exercisable or exchangeable for or convertible into any such Birnboim Shares or other equity interests of the Principal Shareholder. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the equity interests of the Principal Shareholder.

6.4	AUTHORITY

The Principal Shareholder has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by all requisite corporate actions and no other corporate actions on the part of the Principal Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Principal Shareholder, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legally valid and binding obligation of the Principal Shareholder, enforceable by the Company, Purchaser Parent Co. and the Offeror against the Principal Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

6.5	ASSETS AND LIABILITIES

The Principal Shareholder (i) has no assets, and has never held at any time any assets, other than 7,280,000 Class A Shares in the capital of the Company, and since the date of incorporation of the Principal Shareholder, the only business carried on by the Principal Shareholder is that of owning such Class A Shares, (ii) has no liabilities, (iii) does not own and does not have any agreements or commitments of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in or any securities of any Person other than the Company and (iv) is not party to any Contracts to acquire, lease or otherwise engage in any business operations.

6.6	COMPLIANCE WITH SECURITIES LAWS

All securities sold or issued by the Principal Shareholder have been sold, granted or issued in full and complete compliance with the requirements of Securities Laws and any other Applicable Laws and the requirements set forth in applicable agreements pursuant to which such securities were sold or issued. There are no outstanding bonds, debentures, promissory notes or other indebtedness in connection with the issuance of any of the Principal Shareholder’s securities or which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Principal Shareholder may vote.

6.7	CONSENTS, APPROVALS AND NOTICES

The Principal Shareholder is not required to obtain the consent or approval of, or provide any notice to, any Person in connection with the execution and delivery by the Principal Shareholder of this Agreement and the completion by the Principal Shareholder of the transactions contemplated by this Agreement.

6.8	ABSENCE OF CONFLICTING AGREEMENTS

The execution and delivery by the Principal Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not, and will not, (i) violate or conflict with any provision of the constating documents or by-laws of the Principal Shareholder; (ii) violate any Applicable Law or Order except for violations which would not, individually or in the aggregate, reasonably be expected to materially impair or delay the Principal Shareholder’s ability to perform its obligations under this Agreement; or (iii) result in a material violation or breach of or constitute a material default (with or without due notice or lapse of time or both) under any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other Contract to which the Principal Shareholder is a party or by which any of the assets or property of the Principal Shareholder may be bound.

6.9	LITIGATION

There is no Proceeding pending or, to the knowledge of the Principal Shareholder, threatened, or anticipated by the Principal Shareholder, by or against the Principal Shareholder. The Principal Shareholder is not aware of any ground on which any Proceeding might be commenced with any reasonable likelihood of success.

6.10	INSOLVENCY

The Principal Shareholder has not committed an act of bankruptcy or sought protection from the creditors thereof before any Governmental Authority or pursuant to any Applicable Law, proposed a compromise or arrangement to the creditors thereof generally, taken any Proceeding with respect to a compromise or arrangement, taken any Proceeding to be declared bankrupt or wound up, taken any Proceeding to have a receiver appointed of any of the assets thereof, had any Person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it.

6.11	BROKERAGE FEES

The Principal Shareholder has not entered into any agreement which would entitle any Person to any valid claim against the Principal Shareholder for a broker’s commission, finder’s fee or any like payment in respect of the Principal Shareholder Transaction or any other matters contemplated by this Agreement.

6.12	TAXES

(a)	The Principal Shareholder has filed on a timely basis all Tax returns required to be filed by it and has duly completed and correctly reported all income and all other amounts and information required to be reported thereon, and has paid all Taxes (whether or not shown on a Tax return) for all Tax periods (or portions thereof) ending on or prior to the Closing Date, including all installments on account of Taxes for the current year that are due and payable by it, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. There are no actions, suits, Proceedings, investigations or claims commenced or pending or, to the knowledge of the Principal Shareholder, threatened against or affecting the Principal Shareholder in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority. No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where the Principal Shareholder does not file or has not filed Tax returns that the Principal Shareholder is or may be subject to taxation by that jurisdiction. The Canadian federal income Tax liability of the Principal Shareholder has been assessed by the Canada Revenue Agency for all financial years up to and including the financial year ended December 31, 2009 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Canadian Tax return by, or payment of any Tax, governmental charge or deficiency against, the Principal Shareholder.

(b)	The Principal Shareholder (i) does not have any actual or potential liability as a transferee or successor, pursuant to any contract, pursuant to any Applicable Law, or otherwise for any Taxes of any other Person, and (ii) is not, nor ever has been, a party to any Tax allocation, sharing, indemnity or similar contract allocating tax liability that will not be terminated on the Closing Date without any future liability to the Principal Shareholder (including for past Taxes).

(c)	There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to the Principal Shareholder.

(d)	The Birnboim Shares are not “taxable Canadian property” for purposes of the Tax Act.

ARTICLE 7

COVENANTS

7.1	CONDUCT OF BUSINESS OF THE COMPANY

Except as expressly required by this Agreement or as may be consented to by the Offeror in writing, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, the Company covenants and agrees that it shall conduct its Business and operations in the ordinary and usual course consistent with past practice and in compliance with Applicable Laws, and the Company will use its commercially reasonable best efforts to preserve intact its existing assets, business organization and operations, to keep available the services of its current officers and employees and to preserve its present rights, Permits, franchises, goodwill and relationships with suppliers, contractors, distributors, licensors, licensees, customers and others having business relationships with it. Without limiting the foregoing, from the date hereof until the Closing Date, unless the Offeror otherwise agrees in writing or as otherwise expressly required or permitted by this Agreement, the Company shall:

(a)	not amend its articles or by-laws or the terms of any of its or their outstanding securities (other than the Stock Options or Stock Option Plan, to the extent expressly required by this Agreement), including any outstanding bonds, debentures, notes, indebtedness or credit facilities;

(b)	not issue, sell, pledge, lease, dispose of or otherwise encumber any securities of the Company or create any new Subsidiary, nor issue any options, warrants, calls, conversion privileges or rights of any kind to acquire any securities of the Company (other than the issuance of Class A Shares as required by this Agreement or upon the exercise of currently outstanding Stock Options in accordance with their terms (as they may be amended to the extent expressly required by this Agreement)), or redeem or purchase any of the Company’s outstanding securities and, without limiting the generality of the foregoing, not authorize, approve, agree to issue, issue or award any Stock Options under the Stock Option Plan or any other options to acquire Class A Shares;

(c)	not split, consolidate or reclassify any of securities of the Company or undertake any other capital reorganization or redeem or otherwise acquire any securities of the Company;

(d)	except for changes in compensation for employees (including officers), which are made in the ordinary course of business consistent with past practice, not enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any Employee Plans (or otherwise increase or decrease compensation or benefits) for the benefit or welfare of any officer, director or employee, or similar rights or other benefits;

(e)

not make any new commitment or increase any previous commitment for capital expenditures in an amount exceeding $10,000 per any such capital expenditure, and $50,000 in the aggregate, and not enter into any Contract or series of Contracts that would impose payment or other financial obligations on the Company which would result in the relevant categories of capital expenditures set forth in the applicable capital expenditure budget (a copy of which has been provided to Parent Purchaser Co. and Offeror prior to the date hereof) being exceeded by more than 10%, other than in the ordinary course of business;

(f)	not delay, postpone or cancel the payment of any accounts payable or any other liability or obligation or agree or negotiate with any Person to extend the payment date of any accounts payable or accelerated collection of any accounts or notes receivable;

(g)	subject to Section 7.1(e), not delay or postpone the purchase of any inventory, the making of any capital expenditure or the repair or maintenance of any assets;

(h)	not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions), including any interest in any of the Company Intellectual Property, except with respect to any inventory of the Company sold in the ordinary course of business;

(i)	not incur, assume, guarantee, become obligated with respect to or commit to incur any indebtedness for borrowed money, other than in the ordinary course of business;

(j)	not enter into any Contract or series of Contracts that would result in any agreement having a term in excess of twelve (12) months and that would not be terminable by the Company upon notice of three (3) months or less from the date of the relevant agreement or modification of the agreement;

(k)	not enter into any non-compete, non-solicitation, exclusivity, most-favored nation or similar agreement that would materially restrict the Business of the Company and, following the consummation of the transactions contemplated hereby, Purchaser Parent Co. or any of Purchaser Parent Co.’s Affiliates, or their ability to solicit, or transact with, customers or employees;

(l)	not make any changes to existing Tax or financial Accounting Principles other than as required by Applicable Laws or by GAAP;

(m)	not pay, discharge, settle, waive or satisfy any material claims, liabilities or obligations other than the payment, discharge, settlement, waiver or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Company’s Financial Statements or incurred in the ordinary course of business;

(n)	not engage in any transaction with any related parties (other than Purchaser Parent Co., the Offeror and any of their Affiliates pursuant to the transactions contemplated hereby), other than in the ordinary course of businesses;

(o)	except as expressly required by this Agreement or as may be consented to by the Offeror in writing, not commit to or enter into any new arrangements, or modify any existing arrangements, between the Company and any Shareholder in its capacity as such;

(p)	not commence or settle or assign any rights relating to or any interest in any material Proceeding involving the Company, its Business or any of its assets;

(q)	not waive, release, settle, compromise or amend in any material respect any legal rights or Proceedings, in each case, in relation to assets, properties, interests, rights or claims that are, individually or in the aggregate, material to the Company or its Business, other than waivers, releases, settlements, compromises or amendments not exceeding the amount reserved for in the Financial Statements for the fiscal year ended December 31, 2010 of the Company or that involve only the payment of monetary damages not in excess of $25,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case other than in the ordinary course of business;

(r)	not enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

(s)

use commercially reasonable best efforts to cause its current insurance (or reinsurance) policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(t)	not (i) acquire or agree to acquire (by merger, amalgamation, arrangement, consolidation, acquisition of stock or assets or otherwise) any Person or other business organization or division or (ii) make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person, except for purchases of inventory, equipment and other goods and materials in the ordinary course of business and except for investments made under the Company’s treasury policies in the ordinary course of business and except for expenditures permitted by Section 7.1(e);

(u)	not approve or adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company;

(v)	duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any Applicable Laws;

(w)

(i) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all information set forth in such Tax returns will be prepared in compliance with Applicable Laws and will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all material Taxes which are required to be withheld, collected, remitted or paid by it on or after the date hereof to the extent due and payable or claimed to be due and payable by any Governmental Authority except for any Taxes contested in good faith pursuant to Applicable Laws; (iii) not file, make, change or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with respect to Taxes with any Governmental Authority or waive or extend any statutes of limitations or other rights, including surrendering any right or claim to a Tax refund; and (v) not settle or compromise any material Tax liability;

(x)	not induce or otherwise entice, through discounts, rebates or other incentives, any distributors or customers of the Company (i) to purchase a greater volume of inventory from the Company than such distributor or customer reasonably expects to sell or use, respectively, in the ordinary course of its business or (ii) to prepay for the provision of products or services in advance of the delivery of such products or services by the Company;

(y)	except as expressly permitted by Section 7.2, not make, declare, establish a record date for, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or any combination thereof) on or in respect of any shares of capital the Company; and

(z)	not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

7.2	DIVIDEND

On the Closing Date, and immediately following the completion of the Principal Shareholder Transaction, the Company will declare and pay a cash dividend on the Class A Shares and pay a cash distribution to the Option holders (net of any applicable withholding Taxes) (the “Closing Date Distributions”) of all available cash held by the Company other than (a) such amount of cash equal to $250,000.00 plus (b) such amount of cash equal to the proceeds received by the Company in connection with the exercise of any outstanding Stock Options between the date of this Agreement and the Closing Date, plus (c) such amount of cash equal to any applicable withholding Taxes required to be withheld and remitted by the Company in respect of any Option Payments; provided, however, that payment of the Closing Date Distributions shall not be permitted unless and until the Company shall have first paid in full in cash (x) all Company Expenses and all other costs and expenses incurred by the Company in connection with this

Agreement and (y) all premiums and other payments necessary for the Company to obtain all of the prepaid (or “tail”) directors’ and officers’ liability insurance policies described in Section 7.17.

7.3	ACCESS TO INFORMATION

Following the date of this Agreement, the Company and Principal Shareholder will afford to Purchaser Parent Co. and the Offeror and their authorized representatives for the transactions contemplated hereby reasonable access at all reasonable times to the directors, officers, employees, agents, representatives, third party professionals, properties, offices and all other facilities, books, records and Returns of or relating to the Company and the Principal Shareholder, respectively, whether in the possession of the Company, the Principal Shareholder or otherwise, as Purchaser Parent Co. or the Offeror may from time to time reasonably request. Additionally, the Company and Principal Shareholder will permit Purchaser Parent Co. and the Offeror and their authorized representatives for the transactions contemplated hereby to make such inspections of the Company and Principal Shareholder, respectively, and their respective operations at all reasonable times as Purchaser Parent Co. or the Offeror may from time to time reasonably request, and will cause their directors, officers, employees, agents, representatives and third party professionals to furnish the Offeror and Purchaser Parent Co. with such financial and operating data and other information with respect to the Business and assets and property of the Company and the assets and property of the Principal Shareholder, respectively, as the Offeror or Purchaser Parent Co. may from time to time reasonably request. No investigation pursuant to this Section 7.3 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

7.4	FURTHER ACTION; REASONABLE BEST EFFORTS

Upon the terms and subject to the conditions hereof, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including:

(a)	for the discharge by each party to this Agreement of its respective obligations under this Agreement and the Share Offer, including its obligations under Securities Laws;

(b)	cooperating in the preparation and filing of the Offer Documents and any regulatory and governmental filings or submissions, and any amendments to any such filings;

(c)	diligently completing all required regulatory filings and applications and obtaining all Permits and Orders and all consents, approvals and authorizations of parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated by this Agreement or to fulfill the conditions to the Share Offer;

(d)	using commercially reasonable efforts to defend all litigation to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, including any challenge of the Drag-Along Rights;

(e)	using commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Company or the Shareholders or other Order which may adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement; and

(f)	on the Closing Date, entering the Offeror or its nominee(s) upon the Company’s books as the holder of each of the Class A Shares and issuing certificates to the Offeror or its nominee(s) representing each of the Class A Shares.

7.5	REGULATORY APPROVALS

The Company and Principal Shareholder shall diligently pursue any and all regulatory approvals or other filings (the “Regulatory Approvals”) required on the part of the Company or the Principal Shareholder, respectively, with respect to the Share Offer and the other transactions contemplated by this Agreement and to take such steps as may be necessary to be taken by the Offeror to satisfy any conditions to any Regulatory Approvals, and shall file all required notices to commence the approval process in respect thereof as soon as reasonably practicable and in no event later than within ten (10) Business Days of the date hereof. The Company and Principal Shareholder shall keep the Offeror informed with respect to the status of applications for all such approvals, including providing all relevant documentation to the Offeror to allow it to assess the status of such applications.

The Offeror shall diligently take such steps as may be necessary to be taken by the Offeror to satisfy any conditions to any Regulatory Approvals, and shall keep the Company informed with respect to the status of applications for all such approvals, including providing all relevant documentation to the Company to allow it to assess the status of such applications. The Company shall provide its assistance to the Offeror in connection with satisfying such conditions.

7.6	TAKE UP AND PAYMENT

Subject to the terms and conditions hereof (including Schedule A) and of the Share Offer, (a) the Offeror agrees to take up the Shares deposited under the Share Offer on the first Business Day, and pay for the Shares not later than the third Business Day (the “Closing Date”), after it is legally entitled to take up in accordance with the Share Offer and the terms of this Agreement and (b) on the Closing Date, the Offeror shall make the Option Payment.

7.7	PUBLIC ANNOUNCEMENT

The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby, and no party shall issue any such press release or make any such public statement except as Offeror, Purchaser Parent Co., and Company may mutually agree unless required so to do by Applicable

Laws (including requirements or obligations under federal Securities Laws) or by obligations pursuant to any listing agreement with any securities exchange, in which event the Offeror, Company and Purchaser Parent Co. will use reasonable efforts to coordinate and agree upon any disclosure before it is made; provided, however, that the parties agree that a joint press release shall be issued on or immediately after the date of this Agreement announcing the execution of this Agreement and providing a general description of the transactions contemplated hereby, which release shall be in form and substance reasonably acceptable to the parties. The Company shall not be held responsible for any unauthorized disclosures made by the Shareholders or the Option holders with respect to the transactions contemplated by this Agreement subsequent to the Offeror making the Share Offer and taking the other actions contemplated under Section 2.1(a) of this Agreement.

7.8	NOTICE OF CERTAIN EVENTS

Prior to the Closing Date, the Company and Principal Shareholder shall promptly notify the Offeror and Purchaser Parent Co., and the Offeror and Purchaser Parent Co. shall promptly notify the Company and Principal Shareholder, of:

(a)	receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)	receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)	receipt of notice that any Proceeding has been commenced or, to such party’s knowledge, threatened against, or involving or otherwise affecting such party, which relates to the consummation of the transactions contemplated by this Agreement;

(d)	the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate in any material respect; and

(e)	any material failure of the Company, the Principal Shareholder, the Offeror or Purchaser Parent Co., as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.9	EXPENSES

Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Share Offer and the other transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of advisors, accountants and legal counsel of the Offeror, Purchaser Parent Co., the Company, the Principal Shareholder and the Shareholders’ Agents) are to be paid by the party incurring those costs and expenses.

7.10	OBLIGATIONS OF THE OFFEROR

Purchaser Parent Co. will take all action necessary to cause the Offeror to perform its obligations under this Agreement and to consummate the Share Offer and to make the Option Payment on and subject to the terms and conditions set forth in this Agreement and in the Share Offer, and Purchaser Parent Co. will be liable with respect to the obligations of the Offeror hereunder and thereunder as if such obligations were obligations of Purchaser Parent Co.

7.11	FULL DISCLOSURE

The Company may, at any time up to five (5) days before the Closing Date, update, revise or supplement any Schedules to this Agreement and the Company will provide a copy to the Offeror of any updated, revised or supplemented Schedules. Thereafter, a revised Schedule will immediately be substituted for the appropriate Schedule to this Agreement. If at any time before the Closing Date, the Offeror discovers any information that would make any Schedule incomplete, false or misleading, the Offeror will promptly notify the Company in writing and permit the Company to update, revise or supplement that Schedule, and the revised Schedule will immediately be substituted for the appropriate Schedule to this Agreement. Notwithstanding the foregoing, no such update, revision or supplement shall prohibit, limit or otherwise affect the indemnification rights of any party hereunder, be taken into account in determining whether the condition set forth in Section 2.4(d) is satisfied or be deemed to prevent or cure a breach of any representation, warranty, covenant or agreement hereunder with respect to the information disclosed in such update, revision or supplement.

7.12	NO SOLICITATION OF OTHER BIDS

(a)	Neither the Company nor the Principal Shareholder shall, or shall authorize or permit any of their Affiliates or any of their or their Affiliates’ respective directors, officers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and the Principal Shareholder shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their or their Affiliates’ respective directors, officers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Offeror or Purchaser Parent Co. or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, amalgamation, arrangement or otherwise, of all or any portion of the Shares or the Company’s Business or assets.

(b)

In addition to the other obligations under this Section 7.12, the Company and the Principal Shareholder shall promptly (and in any event within three Business Days after receipt thereof by the Company or the Principal Shareholder or any of their Affiliates or any of their or their Affiliates’ respective directors, officers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents) advise the Offeror and Purchaser Parent Co. orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)	Each of the Company and the Principal Shareholder agree that the rights and remedies for noncompliance with this Section 7.12 shall include, without limitation, having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Offeror and Purchaser Parent Co. and that money damages, including the cash termination payment described in Section 8.2, would not provide an adequate remedy to them.

7.13	SOLICITATION CONFIDENTIALITY AGREEMENTS

The Company shall not amend, modify, supplement, or grant any consent or waiver under or with respect to, any confidentiality or non-disclosure agreements entered into between the Company or any of its Affiliates or representatives and any Person (other than Purchaser Parent Co.) to whom confidential information was provided in connection with the possible sale of the Company or other transaction involving the assets of the Company (the “Solicitation Confidentiality Agreements”). The Company shall as promptly as practicable request and use reasonable best efforts to cause each Person to whom confidential information was provided pursuant to the Solicitation Confidentiality Agreements to return to the Company or destroy any such information, in each case in the manner as provided in the applicable Solicitation Confidentiality Agreement.

7.14	TRANSACTION STRUCTURING AND ALTERNATIVE TRANSACTION

(a)	The Offeror, Purchaser Parent Co., the Principal Shareholder and the Company agree to cooperate in good faith and to take all reasonable steps and actions after the date hereof, as are not materially adverse to the party requested to take any such step or action, to complete the transactions contemplated by this Agreement as promptly as practicable.

(b)	In addition, in the event that the Offeror concludes, acting reasonably, that it is necessary or desirable to proceed with another form of transaction (such as a plan of arrangement or amalgamation) whereby the Offeror or any of its Affiliates would effectively acquire all of the Shares within approximately the same time periods and on economic terms and other terms and conditions (including tax treatment) and having consequences to the Company and the Shareholders that are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), each of the Company and the Principal Shareholder agrees to support the completion of such Alternative Transaction in the same manner as the Share Offer and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction.

(c)

Immediately prior to the Closing Date, the Birnboim Shareholders shall transfer all of their issued and outstanding shares of the Principal Shareholder to the Company in exchange for 7,280,000 Class A common shares of the Company, pursuant to subsection 85.1(1) of the Tax Act, following which, the Principal Shareholder shall be wound-up into the Company, including the distribution to the Company by the Principal Shareholder of the Principal Shareholder’s 7,280,000 common shares of the Company (the “Principal Shareholder Transaction”).

(d)	In the event that Shareholders holding greater than 66 2/3% but less than 100% of the Class A Shares accept the Share Offer, the Company agrees to call a meeting of Shareholders as soon reasonably possible following a written request by the Offeror for the purposes of effecting an amalgamation “squeeze-out” with the Offeror and agrees to prepare and deliver proper notice to the Shareholders as well as such other documentation, including a proxy circular, as may be required to effect an Alternative Transaction.

7.15	COVENANT NOT TO COMPETE; NONSOLICITATION; CONFIDENTIALITY

(a)	In consideration of the Offer Price and in order that Purchaser Parent Co. and the Offeror may enjoy the full benefits of the Business of the Company:

(i)	each of Ian Curry, Chaim Birnboim, and Roy Sunstrum, by execution of his respective share purchase agreement with the Offeror or option notice, agrees that, for three (3) years after the date hereof, he shall not (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, any business that competes in North America or Europe with the Company or its Business, or (ii) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of the Company to take any action which might be disadvantageous to the Company or its Business, including to cease doing business or their association or employment, with the Company or its Business.

(ii)	each of Pat Walsh, Brian Smith, Cindy MacCullough and Chantal Hemens-Davis, by execution of his or her respective share purchase agreement with the Offeror or option notice, agrees that:

(A)	for one (1) year after the date hereof, he or she shall not (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, any business that competes in North America or Europe with the Company or its Business;

(B)	for two (2) years after the date hereof, he or she shall not own, manage, operate, join, control or participate in the ownership,

management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, Norgen Biotek Corp. or any of its Subsidiaries or any of its or their respective businesses; and

(C)	for one (1) year after the date hereof, he or she shall not engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of the Company to take any action which might be disadvantageous to the Company or its Business, including to cease doing business or their association or employment, with the Company or its Business.

(b)	By execution of his or her respective share purchase agreement with the Offeror or option notice, each Management Shareholder agrees, for three (3) years after the date hereof, to not, directly nor indirectly, solicit, hire, employ, retain as a consultant, interfere with or attempt to entice away from the Company, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company.

(c)

By execution of his or her respective share purchase agreement with the Offeror or option notice, each Management Shareholder acknowledges and agrees that the restrictions and covenants contained in this Section 7.15 are reasonable in view of the nature of the Business of the Company. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant, or the period thereof, contained in this Section 7.15 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the maximum extent permitted by law, and further agree that if any part of this Section 7.15 shall be so found or deemed unreasonable, unlawful or unenforceable, such unenforceability shall not affect the remaining portions of this Section 7.15, which shall be fully enforced; and the parties do further agree that any court of competent jurisdiction shall, and the parties do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.

(d)	By execution of his or her respective share purchase agreement with the Offeror or option notice, each Management Shareholder agrees that Purchaser Parent Co., the Offeror and the Company will suffer irreparable damage and harm and will not have an adequate remedy at law in the event of any breach of this Section 7.15 by any Management Shareholder. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which Purchaser Parent Co., the Offeror and the Company is entitled to at law, Purchaser Parent Co., the Offeror and the Company shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 7.15(d) shall not be exhaustive and shall be in addition to all other remedies that Purchaser Parent Co., the Offeror or the Company may have at law, in equity or otherwise.

(e)

By execution of his or her respective share purchase agreement with the Offeror or option notice, each Management Shareholder shall keep confidential and not disclose to any other Person or use for their or its own benefit or the benefit of any other Person (i) any trade secrets or other confidential proprietary information in its or their possession or control regarding the Business of the Company and (ii) except attorneys, accountants, bankers and other professional advisors who shall agree to maintain such information in confidence, any information of or concerning this Agreement or the transactions contemplated hereby. The obligation of the Management Shareholders under this Section 7.15(e) shall not apply to information that: (i) is or becomes generally available to the public without breach of any obligation of confidentiality to the Company, the Offeror or Purchaser Parent Co.; (ii) is required to be disclosed by Applicable Law, Order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, the Management Shareholders shall notify the Company, the Offeror and Purchaser Parent Co. as early as reasonably practicable prior to disclosure to allow the Company, the Offeror and Purchaser Parent Co. to take appropriate measures to preserve the confidentiality of such information; (iii) is disclosed by the Company, the Offeror or Purchaser Parent Co. to any third party not under any duty of confidentiality to the Company, the Offeror or Purchaser Parent Co.; or (iv) is disclosed by the Management Shareholders for the purpose of carrying out the transactions contemplated hereby.

7.16	RELEASE

(a)

By execution of its respective share purchase agreement with the Offeror or option notice, each Former Company Shareholder, on his, her or its own behalf and on behalf of his, her or its heirs, beneficiaries, successors, assigns and representatives (collectively, the “Releasors”), hereby releases effective as of the Closing Date, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Company, the Company’s past and present parent and Subsidiary corporations and all of their past and present respective officers, directors, managers, managing members, employees, shareholders, agents, and assigns (collectively, “Releasees”), arising from or relating any matter, cause or thing whatsoever occurring at any time on or prior to the Closing Date and relating to the Company or any Subsidiary of the Company; provided, that the foregoing shall not affect or otherwise release the rights of any Releasor under this

Agreement or any agreement entered into on or prior to the Closing Date with the Company in connection herewith.

(b)	By execution of its respective share purchase agreement with the Offeror or option notice, each Former Company Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 7.16(a).

(c)	By execution of its respective share purchase agreement with the Offeror or option notice, each Former Company Shareholder represents and agrees that (a) he fully understands his rights to discuss all aspects of this Agreement with his attorneys, (b) he has availed himself of this right, (c) he has carefully read and fully understands all of the terms of this Agreement, (d) he has not transferred or assigned any rights or claims that he is hereby purporting to release herein, and (e) he is voluntarily, and with proper and full authority, entering into this Agreement. Each Former Company Shareholder represents that he has had a reasonable period of time to consider the provisions of this Agreement, and that he has considered them carefully before executing this Agreement.

(d)	If any provision of this Section 7.16 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Section 7.16 will remain in full force and effect. Any provision of this Section 7.16 held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

7.17	DIRECTOR AND OFFICER INSURANCE

Prior to the payment by the Company of the Closing Date Distributions, the Company shall cause to be obtained, and the premium for which paid in full, prepaid (or “tail”) directors’ and officers’ liability insurance policies for the benefit of the Company’s director and officers prior to the Closing Date, at the current coverage level and scope of liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement. Such “tail” insurance policies shall provide coverage through the sixth anniversary of the Closing Date.

7.18	CONDUCT OF THE BUSINESS OF THE PRINCIPAL SHAREHOLDER

Except as expressly required by this Agreement or as may be consented to by the Offeror in writing, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, the Principal Shareholder covenants and agrees that it shall not take, or cause to be taken, any action whatsoever.

ARTICLE 8

TERMINATION

8.1	TERMINATION

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of the Company and Purchaser Parent Co.;

(b)	by the Company or Purchaser Parent Co., by written notice to the other, if:

(i)	any Governmental Authority shall have issued an Order, or enacted, promulgated or deemed applicable to the Share Offer, the Option Payment or the other transactions contemplated by this Agreement any Applicable Law, restraining, enjoining, prohibiting or otherwise rendering illegal the Share Offer, the Option Payment or the other transactions contemplated by this Agreement and, in the case of an Order, such Order shall have become final and non-appealable; or

(ii)

the Closing Date has not occurred by the Outside Date (or the expiration of any extension thereof in accordance with the terms of this Agreement), provided that the right to terminate this Agreement pursuant to this clause shall not be available to a party seeking to terminate whose material breach of a representation, warranty, covenant or other agreement contained this Agreement has been the principal cause of, or substantially contributed to, the failure of the Closing Date to occur on or before the Outside Date (or the expiration of any extension thereof in accordance with the terms of this Agreement);

(c)	by the Company, by written notice to Purchaser Parent Co., if Purchaser Parent Co. or the Offeror shall have breached or failed to perform any representations, warranties, covenants or other agreements contained herein or made pursuant hereto, which breach or failure to perform (A) would prevent or materially delay the Share Offer or the Option Payment and (B) which is incapable of being cured or, if capable of being cured, is not cured by the Purchaser Parent Co. or the Offeror, as the case may be, within fifteen calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(d)	by Purchaser Parent Co. or the Offeror, by written notice to the Company, if the Company or the Principal Shareholder shall have breached or failed to perform any representations, warranties, covenants or other agreements contained herein or made pursuant hereto, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 2.4 or Schedule A and (B) which is incapable of being cured or, if capable of being cured, is not cured by the Company or the Principal Shareholder, as the case may be, within fifteen (15) calendar days following receipt of written notice of such breach or failure to perform from Purchaser Parent Co. or the Offeror.

8.2	EFFECT OF TERMINATION

(a)

Subject to Section 8.2(b), if this Agreement is terminated pursuant to Section 8.1, no party shall have any further liability to perform its obligations hereunder except that the respective obligations of the parties set forth in Sections 7.7 and 7.9 and this Section 8.2 will survive such termination, provided that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any party from any liabilities or damages arising out of any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

(b)	Notwithstanding anything to the contrary contained herein, Purchaser Parent Co. shall be entitled to a cash termination payment in the amount of US$2,000,000.00 if this Agreement is terminated by Purchaser Parent Co. or the Offeror pursuant to Section 8.1(d) as a result of any breach by the Company of Section 7.12(a), in which case such termination payment shall be paid to Purchaser Parent Co. no later than on the third Business Day following such termination of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement will survive the Closing Date and continue in full force and effect for a period of eighteen (18) months following the Closing Date (the date on which such eighteen (18)-month period shall expire, the “General Termination Date”); provided, however, that the following representations and warranties (collectively, the “Fundamental Representations”) will survive the Closing Date and continue in full force and effect for a period of thirty (30) months following the Closing Date (the date on which such thirty (30)-month period shall expire, the “Extended Termination Date”): (a) the representations and warranties of the Company referred to in Sections 5.2 (Authorized and Issued Capital), 5.3 (Options to Purchase Shares), 5.5 (Subsidiaries), 5.6 (Authority), and 5.32 (Brokers and Finders); (b) the representations and warranties of the Principal Shareholder referred to in Article 6; and (c) the representations and warranties of the parties set forth in Sections 8.1.2, 8.1.3, 8.1.4, 8.1.6 and 8.4.1. of their respective share purchase agreements and option cancellation agreements. The covenants and agreements of the parties contained in this Agreement shall survive the Closing Date and continue in full force and effect in accordance with their terms.

9.2	INDEMNITY

(a)	From and after the Closing Date, and subject to the provisions of this Article 9, by their execution of their respective share purchase agreements with the Offeror or option cancellation agreements with the Offeror, the Former Company Shareholders shall, on a several basis, indemnify, defend and hold harmless the Offeror, Purchaser Parent Co., the Principal Shareholder and the Company, and their respective directors, officers, employees, Affiliates, shareholders, agents and representatives (collectively, the “Purchaser Indemnitees”), from and against any loss, liability, damage, Tax, diminution in value, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and reasonable professional fees (including reasonable lawyers’ fees) and disbursements (collectively, “Damages”), incurred or suffered by any of them, directly or indirectly, in connection with or as a result of: (i) any breach of any representation or warranty on the part of the Company or Principal Shareholder contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement on the part of the Company or Principal Shareholder contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement, which covenant or agreement required performance by the Company or Principal Shareholder on or before the Closing Date; and (iii) any Pre-Closing Tax Liability.

(b)	From and after the Closing Date, and subject to the provisions of this Article 9, Purchaser Parent Co. shall indemnify, defend and hold harmless the Former Company Shareholders, and their respective directors, officers, employees, Affiliates, shareholders, agents and representatives (collectively, the “Seller Indemnitees”), from and against any Damages incurred or suffered by any of them, directly or indirectly, in connection with or as a result of: (i) any breach of any representation or warranty on the part of Purchaser Parent Co. or the Offeror contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement; and (ii) any breach of any covenant or agreement on the part of Purchaser Parent Co. or the Offeror contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement.

(c)	Notwithstanding anything to the contrary contained in this Agreement, the rights of the Purchaser Indemnitees and Seller Indemnitees to indemnification pursuant to the provisions of Sections 9.2(a) and 9.2(b), respectively, are subject to the following conditions:

(i)	If any Purchaser Indemnitee or Seller Indemnitee, as the case may be, receives any insurance proceeds (other than pursuant to any insurance coverage secured in connection with the representations and warranties provided for herein) as a result of the matter giving rise to a claim for Damages, the indemnification obligation owed to such Purchaser Indemnitee or Seller Indemnitee with respect to such claim for Damages, as applicable, shall be reduced by the amount of any such insurance proceeds actually and irrevocably received by such Purchaser Indemnitee or Seller Indemnitee. The parties shall cooperate with each other to take commercially reasonable steps to mitigate any Damages that could give rise to a claim for indemnification under this Article 9, provided that the failure to take such steps shall in no manner limit or otherwise restrict any right to indemnification for the full amount of the Damages.

(ii)	The amount of any Damages shall be determined (A) net of an amount equal to the Tax benefits actually and irrevocably realized in cash by the Purchaser Indemnitee or Seller Indemnitees, as the case may be, arising directly from such Damages and (B) taking into account any Tax cost actually incurred by Purchaser Indemnitees or Seller Indemnitees, as the case may be, arising directly from the receipt or accrual of the indemnification payment.

(iii)	Subject to Section 9.2(e) and Section 9.2(f), the indemnity set forth in Section 9.2(a) is limited to the Escrow Fund referred to in Section 9.3 and no Purchaser Indemnitee shall have any recourse against any Former Company Shareholder thereunder, but shall only be indemnified by recourse to the Escrow Fund.

(d)	Notwithstanding anything to the contrary contained herein, (i) no indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing Date or the knowledge of any party of any breach of any representation, warranty, covenant or agreement by the other parties at any time, or the decision of any party to complete the Closing, and (ii) each party shall have the right, irrespective of any knowledge or investigation by any of them, to rely fully, and is relying fully, on the representation, warranties, covenants of the other parties contained herein or in any instrument, document or certificate delivered pursuant to this Agreement.

(e)	Notwithstanding anything to the contrary contained herein, nothing in this Article 9 (including limitations on recourse against any Shareholder or Option holder) shall limit any Person’s rights to recovery in respect of fraud or willful misconduct.

(f)	Notwithstanding anything to the contrary contained herein, nothing in this Article 9 shall limit any Person’s rights to recovery in full (including any requirement for the Escrow Fund to be the sole and exclusive remedy for Damages under this Agreement) in respect of Tax liabilities resulting to Offeror, Purchaser Parent Co., the Principal Shareholder or the Company from the Principal Shareholder Transaction. Chaim Birnboim covenants and agrees to personally execute and deliver a stand alone indemnification agreement in respect of any Tax liabilities resulting to Offeror, Purchaser Parent Co., the Principal Shareholder or the Company as a result of the Principal Shareholder Transaction. The parties agree that only Chaim Birnboim will be responsible for any indemnification obligation for any Tax liabilities arising from or relating to the Principal Shareholder Transaction, and no party shall have recourse against the Escrow Fund for any such Tax liabilities.

9.3	ESCROW FUND

(a)	On the Closing Date the Offeror shall deposit the aggregate Escrow Funds with the Escrow Agent, such deposit to be governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement.

(b)	If between the Closing Date and the General Termination Date, the Company receives any cash payment or payments in collection of the account receivable due and owing to the Company as a result of sales made prior to the Closing Date to Redsha (the “Specified Account Receivable”), the Company shall deposit with the Escrow Agent 50.0% of the net amount received after taking into account any third party costs of collection. Such deposit will be considered as part of, and an increase in, the Escrow Funds and governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement.

9.4	DAMAGE THRESHOLD

Notwithstanding anything to the contrary contained in this Article 9, the Purchaser Indemnitees may not receive any amounts from the Escrow Funds for claims for indemnification under Section 9.2(a)(i), unless (i) Damages amount to at least $10,000 per incident; and (ii) the aggregate amount of all of the Purchaser Indemnitees’ Damages which would otherwise be recoverable under Section 9.2(a)(i) exceeds two hundred fifty thousand dollars ($250,000), in which case the Purchaser Indemnitees shall receive indemnity from the Escrow Funds for the full amount of the Damages; provided that, for the avoidance of doubt, this limitation shall not apply to Damages arising out of (a) any breaches of any Fundamental Representations, (b) any Pre-Closing Tax Liability, (c) any breaches of the representations and warranties made by the Company in Section 5.11, 5.14, 5.17 or 5.18, or (d) any breaches under Section 9.2(a)(ii).

9.5	ESCROW PERIOD

The escrow period shall terminate on the Extended Termination Date; provided, further, that the portion of the Escrow Funds which is necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Extended Termination Date with respect to facts and circumstances existing prior to the Extended Termination Date shall remain as Escrow Funds until such claims have been finally resolved in accordance with the terms of this Agreement.

9.6	CLAIM NOTICES

Any party seeking indemnification under this Article 9 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (such notified party, the “Responsible Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Article 9 (a “Claim Notice”), within thirty (30) days of such determination:

(a)	stating that the Indemnified Party has incurred, paid, accrued or otherwise suffered or knows of facts giving rise to a reasonable probability that it will have to incur, pay, accrue or otherwise suffer, any Damages in an aggregate stated amount, to the extent then known by the Indemnified Party, with respect to which the Indemnified Party is entitled to in an indemnification payment under this Article 9; and

(b)	specifying in reasonable detail, to the extent known by the Indemnified Party, the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related (it being agreed that the failure to specify any provision of this Agreement in such Claim Notice shall not preclude the Indemnified Party from asserting that there has been a breach of, or failure to perform, such provision);

provided, however, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder, except to the extent that such Responsible Party is materially prejudiced thereby. With respect to any recovery or indemnification sought by an Indemnified Party from a Responsible Party that does not involve a Third-Party Claim, if the Responsible Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Claim Notice that such Responsible Party disputes such claim, which notice, if given, shall state with specificity the Responsible Party’s reasons for objecting (a “Dispute Notice”), the Responsible Party shall be deemed to have accepted and agreed with such claim.

9.7	OBJECTION TO CLAIMS

At the time of delivery of any Claim Notice to the Shareholders’ Agents, on behalf of a Responsible Party, a duplicate copy of such Claim Notice shall be concurrently delivered to the Escrow Agent to the extent the Indemnified Party is entitled to seek, and shall have elected to seek, recovery of its Damages from the Escrow Fund, and for a period of forty-five (45) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of cash or other property pursuant to the Claim Notice unless the Escrow Agent shall have received written authorization from the Shareholders’ Agents to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the cash or other property in the Escrow Fund in accordance with the Claim Notice, provided that no such payment or delivery may then be made if the Shareholders’ Agents shall have delivered a Dispute Notice to the Indemnified Party and duplicate copy of such Dispute Notice to the Escrow Agent, in each case prior to the expiration of such forty-five (45) day period.

9.8	RESOLUTION OF CONFLICTS; ARBITRATION

(a)	In the event a Responsible Party delivers a Dispute Notice to the Indemnified Party with respect to any claim for indemnification under this Article 9 (including any Third-Party Claim), the Responsible Party and the Indemnified Party shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each disputed claim. If the Indemnified Party is a Purchaser Indemnitee, and the Responsible Party and such Purchaser Indemnitee should so agree, then a memorandum setting forth such agreement shall be prepared and signed by both such parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash or other property to such Purchaser Indemnitee from the Escrow Fund in accordance with the terms thereof.

(b)

If no agreement can be reached after good faith negotiation, either the Responsible Party or the Indemnified Party may, by written notice to the other, demand arbitration of the matter unless the Damages arises from a Third-Party Claim, in which event arbitration shall not be commenced until such amount is ascertained pursuant to Section 9.12 or the Responsible Party and the Indemnified Party agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Responsible Party shall select one arbitrator and the Indemnified Party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the applicable Claim Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.6, to the extent the Indemnified Party is a Purchaser Indemnitee and is entitled to seek, and shall have elected to seek, recovery of its Damages for any such claim from the Escrow Fund, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments to such Purchaser Indemnitee out of the Escrow Fund in accordance therewith.

(c)	Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the Region of Ottawa-Carleton, Ontario, in accordance with the Arbitration Act (Ontario). The costs of any arbitration Proceeding shall be allocated by the arbitrators.

9.9	SHAREHOLDERS’ AGENTS

(a)

The Shareholders’ Agents shall be constituted and appointed as agents for and on behalf of the Former Company Shareholders who hereby (and pursuant to the Share Offer) constitute and appoint the Shareholders’ Agents as agents for and on behalf of the Former Company Shareholders in connection with the administration, negotiation and settlement of all claims for Damages relating the Former Company Shareholders’ indemnification obligations under Section 9.2(a). The Shareholders’ Agents hereby accept such appointment. The Shareholders’ Agents are authorized to give and receive notices and communications, to enter into the Escrow Agreement, to authorize delivery to the Purchaser Indemnitees of the cash or other property from the Escrow Fund in satisfaction of claims by the Purchaser Indemnitees, to receive and accept payment in satisfaction of any claims by the Seller Indemnitees, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to disputes or claims under this Agreement (including disputes or claims under Section 9.2(a) or regarding Balance Sheet Disputes), and take all actions necessary or appropriate in the judgment of the Shareholders’ Agents for the accomplishment of the foregoing. Any of the Shareholders’ Agents may resign upon thirty (30) days notice to the parties to this Agreement. If either of George Angus or Naomi Morisawa De Koven resigns in accordance with this Section 9.9 (a), than the remaining two (2) Shareholders’ Agents shall appoint a replacement. If Roy Birnboim (or any successor to Roy Birnboim) resigns in accordance with this Section 9.9 (a), then Dr. Chaim Birnboim shall appoint a replacement. The Shareholders’ Agents may receive compensation for their services. Notices or communications to each of the Shareholders’ Agents or from the Shareholders’ Agents shall constitute notice to or from each of the Former Company Shareholders. The Share Offer to be delivered to the Shareholders shall include provisions similar to those contained in this Section 9.9(a) with respect to the appointment of the Shareholders’ Agents to act on their behalf.

(b)

The Former Company Shareholders shall severally indemnify each of the Shareholders’ Agents and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agents and arising out of or in connection with the acceptance or administration of their duties hereunder.

(c)	From the date of this Agreement until the Extended Termination Date (and any additional period of time required for purposes of performing their duties and exercising their rights hereunder), the Shareholders’ Agents shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing their duties and exercising their rights hereunder, provided that the Shareholders’ Agents shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

9.10	DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD

(a)

Within five (5) Business Days following the General Termination Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to the Former Company Shareholders out of the Escrow Funds an amount in cash equal to the sum of (i) $2,500,000.00 plus (ii) the aggregate amount of cash, if any, deposited into the Escrow Funds in respect of the Specified Account Receivable minus (iii) the sum of (A) the aggregate amount of cash reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Claim Notice delivered by any Purchaser Indemnitees to the Escrow Agent on or before the General Termination Date under Section 9.6 (such amount, the “General Claim Amount”) and (B) the aggregate amount paid out of the Escrow Funds pursuant to any provisions of this Agreement prior to the General Termination Date. At any time after the General Termination Date, within five (5) Business Days following the resolution of any claim accounted for in the General Claim Amount, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to the Former Company Shareholders out of the Escrow Funds such portion, if any, of the General Claim Amount that the Former Company Shareholders would otherwise have been entitled to receive in respect of such claim on the General Termination Date; provided, that no such amount shall be released from the Escrow Funds upon such resolution in the event that there are insufficient funds remaining in the Escrow Fund to cover any Extended Claim Amount.

(b)

Within five (5) Business Days following the Extended Termination Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to the Former Company Shareholders out of the Escrow Funds an amount in cash equal to (i) all remaining cash in the Escrow Funds minus (ii) the aggregate amount of cash reasonably necessary to satisfy any unsatisfied or disputed claims for Damages (including any General Claim Amount) specified in any Claim Notice delivered by any Purchaser Indemnitees to the Escrow Agent on or before the Extended Termination Date under Section 9.6 (such amount, the “Extended Claim Amount”). At any time after the Extended Termination Date, within five (5) Business Days following the resolution of any claim accounted for in the Extended Claim Amount, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to the Former Company Shareholders out of the Escrow Funds such portion, if any, of the Extended Claim Amount that the

Former Company Shareholders would otherwise have been entitled to receive in respect of such claim on the Extended Termination Date.

(c)	Deliveries of cash to the Former Company Shareholders pursuant to this Section 9.10 shall be made in proportion to the allocation set forth in Schedule 9.10. Whenever the Escrow Agent delivers cash to the Former Company Shareholders, the Escrow Agent shall also deliver a statement of account itemizing the disbursement of cash to date and setting out the remaining cash in the Escrow Fund, if any.

9.11	ACTIONS OF THE SHAREHOLDERS’ AGENTS

A decision, act, consent or instruction in writing signed by any two (2) of the Shareholders’ Agents shall constitute a decision, act, consent, or instruction of all Former Company Shareholders and shall be final, binding and conclusive upon each of the Former Company Shareholders, and the Escrow Agent, the Offeror, Purchaser Parent Co. and any Purchaser Indemnitees may rely upon any decision, act, consent or instruction in writing signed by the Shareholders’ Agents as being the decision, act, consent or instruction of each and every such Former Company Shareholder. The Escrow Agent and the Offeror, Purchaser Parent Co. and any Purchaser Indemnitees are hereby relieved from any liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Shareholders’ Agents.

9.12	THIRD-PARTY CLAIMS

In the event any Indemnified Party becomes aware of a third-party claim which such Indemnified Party intends to seek indemnity with respect thereto under this Article 9 (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Responsible Party of such claim; provided, however, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder, except to the extent that such Responsible Party is materially prejudiced thereby. The Indemnified Party shall have the right to settle any Third-Party Claim with the written consent of the Responsible Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Responsible Party may, subject to the other provisions of this Section 9.12, direct the settlement negotiations for or in defense of such Third-Party Claim other than for or in defense of Third-Party Claims related to (i) the Company Intellectual Property Rights, (ii) disputes or disagreements with customers of the Offeror, Purchaser Parent Co. or the Company, (iii) disputes relating to Taxes where a greater portion of the Taxes in dispute would not be subject to indemnification by the Former Company Shareholders or (iv) Third-Party Claims by a Governmental Authority. In the event that the Responsible Party has consented to any such settlement, the Responsible Party Shareholders’ Agents shall not have any power or authority to objection under Section 9.7 or any other provision of this Agreement to the amount of any claims by the Indemnified Party for indemnity with respect to such settlement. If any Third-Party Claim is based on matters other than (i) the Company Intellectual Property Rights, (ii) disputes or disagreements with customers of the Offeror, Purchaser Parent Co. or the Company, (iii) disputes relating to Taxes where a greater portion of the Taxes in dispute would not be subject to indemnification by the Former Company Shareholders or (iv) Third-Party Claims by a Governmental Authority, then the Responsible Party may, at its option and upon written notice to the Indemnified Party within ninety (90) days of receiving notice from the Indemnified Party of such Third-Party Claim, contest or defend any such action, Proceeding, claim, demand or assessment, through counsel selected by the Responsible Party who is reasonably acceptable to the Indemnified Party; provided, however, that if the Indemnified Party shall reasonably object to such control, then the Responsible Party and the Indemnified Party shall cooperate in the defense of such matter; provided, further, that the Responsible Party shall not, except with the prior written consent of the Indemnified Party, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to the Indemnified Party of an unconditional release from all liability with respect to such claim or consent to entry of any judgment, (ii) does not involve only the payment of money damages, (iii) imposes an injunction or other equitable relief upon the Indemnified Party or (iv) includes any admission of wrongdoing or misconduct by the Indemnified Party. With respect to any Third-Party Claim based on matters relating to the Company Intellectual Property Rights, Third-Party Claims made by customers of the Company, Purchaser Parent Co. or the Offeror or Third-Party Claims by a Government Authority, the Indemnified Party shall have the option to defend any such Proceeding with counsel selected by the Indemnified Party who is reasonably satisfactory to the Responsible Party; provided, however, that the Offeror shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Shareholders’ Agents, which consent shall not be unreasonably withheld or delayed. The Indemnified Party or Responsible Party, whichever is not controlling the defense of any matter, shall be entitled to participate in such defense with counsel selected by such party, at its sole expense.

9.13	MAXIMUM LIABILITY AND REMEDIES

Other than with respect to claims and causes of action arising from fraud or willful misconduct and subject to Section 9.2(f), this Article 9 sets forth the sole and exclusive remedy of the Purchaser Indemnitees after the Closing Date with respect to any representation, warranty, covenant or agreement made by the Company under this Agreement, and, except as otherwise set forth herein, no Former Company Shareholder, director, officer, employee or agent of the Company shall have any personal liability to the Offeror or Purchaser Parent Co. after the Closing Date in connection with this Agreement.

9.14	TAX TREATMENT OF INDEMNIFICATION PAYMENTS

The parties shall, to the extent permitted by Applicable Law, treat any indemnification payments paid or received pursuant to this Agreement for all Tax purposes as an adjustment to the purchase price paid for the Shares and the Stock Options, as the case may be. If the Indemnified Party will be liable for any additional Taxes as a result of the receipt of an indemnification payment, the Responsible Party will pay to the Indemnified Party in addition to the indemnification payment (i) an amount equal to such additional Taxes, plus (ii) any additional amounts required to pay additional Taxes imposed with respect to amounts received under clause (i) or this clause (ii), with the result that the Indemnified Party shall have received form the Responsible Party, net of the payment of all additional Taxes, an amount equal to the indemnification payment.

ARTICLE 10

GENERAL PROVISIONS

10.1	SURVIVAL OF AGREEMENTS AND COVENANTS

All agreements and covenants contained in this Agreement, except for those which by their specific terms pertain only to a specific time period (which shall survive until such specified time), shall survive the Closing Date.

10.2	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Execution of this Agreement by telecopy shall be deemed to be an original signature.

10.3	NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or seventy-two (72) hours after being deposited in the regular mail or certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice in accordance with this Section 10.3:

(a)	If to Purchaser Parent Co., the Offeror or, from and after the Closing, the Company:

c/o OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Attention:	Jack E. Jerrett, Senior Vice President and General Counsel
Fax:	(610) 882-2275

With a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention:	Stephen M. Leitzell
Fax:	(215) 994-2222

With a further copy to:

Stikeman Elliot LLP

5300 Commerce Court West, 199 Bay Street

Toronto, Ontario

M5L 1B9

Attention:	David Weinberger
Fax:	(416) 869-5515

(b)	If to the Company, prior to the Closing:

DNA Genotek Inc.

2 Beaverbrook Road

Kanata, Ontario

K2K 1L1

Attention:	Pat Walsh, CFO
Fax:	(613) 723-5057

With a copy to:

Gowling Lafleur Henderson, LLP

Suite 2600

160 Elgin Street

Ottawa, ON K1P 1C3

Canada

Attention:	Robert D. Ford
Fax:	(613) 788-3571

(c)	If to the Principal Shareholder:

1548674 Ontario Inc.

1552 Featherstone Drive

Ottawa, Ontario

Canada, K1H 6P2

Attention:	Chaim Birnboim
Fax:	(613) 737-5117

(d)	If to the Shareholders’ Agents:

Roy Birnboim, George Angus, and Naomi Morisawa De Koven

c/o Naomi De Koven

      113 Leopolds Drive, Ottawa, Ontario, Canada K1V 7E2

Attention:	Naomi Morisawa De Koven
Fax:	1-866-266-3301

10.4	NO THIRD PARTY BENEFICIARIES

Except with respect to Article 9, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK AND THE SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this to be signed, by their respective duly authorized officers, as the case may be.

DNA GENOTEK INC.		ORASURE TECHNOLOGIES, INC.

By:	/s/ Ian Curry	By:	/s/ Douglas A. Michels
Name: Title:	Ian Curry President & CEO	Name: Title:	Douglas A. Michels President & CEO

1548674 ONTARIO INC.		7924569 CANADA INC.

By:	/s/ H C Birnboim	By:	/s/ Douglas A. Michels
Name: Title:	H C Birnboim Director	Name: Title:	Douglas A. Michels President

THE CHAIM AND SHIRLEY BIRNBOIM FAMILY TRUST

By:	/s/ H.C. Birnboim
Name: Title:	H.C. BIRNBOIM Trustee

/s/ Hyman Chaim Birnboim
Witness	HYMAN CHAIM BIRNBOIM

/s/ George Angus
Witness	GEORGE ANGUS

/s/ Naomi Morisawa De Koven
Witness	NAOMI MORISAWA DE KOVEN

/s/ Roy Birnboim
Witness	ROY BIRNBOIM